UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DEEP LIQUIDITY INC.
(Exact name of registrant as specified in its charter)

Delaware	6199	20-0842052
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6101 W. Courtyard Drive
Building 1, Suite 110
Austin, TX 78730
(512) 372-8001
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sam Balabon
Chief Executive Officer
6101 W. Courtyard Drive
Building 1, Suite 110
Austin, TX 78730
(512) 372-8001
 (Name, address, including zip code, and telephone
number, including area code, of agent for service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit		Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock	506,600	$4.12	(1)	$2,087,192	$148.82
(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated May 10, 2010

PROSPECTUS

506,600 Shares

COMMON STOCK

This is the initial public offering of common stock by Deep Liquidity, Inc., a Delaware corporation ("Deep Liquidity" or "Company"). We are registering for resale up to 506,600 shares of our common stock held by selling shareholders identified in this prospectus on a delayed or continuous basis. Deep Liquidity will not receive any proceeds from the distribution or resale of such shares. No public market currently exists for the shares. We intend to apply for approval for our shares of common stock to be traded on the OTC Bulletin Board under the symbol “DEEP.”

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” ON PAGE 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, prospects, financial condition and results of operations may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “DEEP LIQUIDITY,” “Company,” “we,” “us” and “our” refer to Deep Liquidity, Inc.

Unless the context otherwise requires, the terms "we," "us," "our," "our company," and "Deep Liquidity” refer to Deep Liquidity, Inc. and its 100% owned subsidiary, Deep ATS, LLC.

Our Business

We are introducing an electronic marketplace that we believe will become the most efficient venue for institutional investors to trade equity securities and other financial instruments worldwide. Our patented marketplace will bring together institutional investors and dealers of large blocks of equity securities, enabling them to trade with each other directly and anonymously via the Internet on our electronic trading platform.

The current market structure of the world’s stock exchanges provides best bid and offer quotes for stocks they trade in. This form of price discovery is one-dimensional because it only considers price with a single available quantity of shares. What if there are only 100 shares available at the best-offer price, but an investor needs to buy 1000 shares or maybe 100,000 shares? The current market structure provides no solution to this common problem. We are introducing a patented electronic price discovery process that prices shares based on the number of shares that are needed to be traded. We believe our new price discovery process that adds size as a second dimension to the negotiating process will ultimately transform the world’s financial markets.

We feel if our new marketplace takes hold in the market, traditional execution services of global brokers will have a difficult time competing with our electronic marketplace that can efficiently price any size of order without giving up any trading intentions of its institutional investor customers.

Our business model is to charge $.01 a share brokerage commission for trades for parties that take liquidity out of our marketplace. This is about 66% less than the average global brokerage commission rate. The average daily volume of the U.S. equity markets is over 9 billion shares. If we are able to achieve a percentage of this market, we will be very successful. This does not include other markets, such as currency, options, futures and bond trading, that we plan to enter into the future.

Our mission is to provide the world’s investors a new form of transparency that reveals the transaction cost (slippage) associated with a trade before committing to trade. We feel this new form of transparency will increase the value of illiquid financial instruments that will help the economies of the world.

We have built our trading platform and have crossed and cleared test trades on it. We are a member of FINRA. We have an active Alternative Trading System (ATS) registration with the U.S. Securities Exchange Commission (“SEC”). We own two patents covering our business methods of our trading platform. We received a notice of allowance on a third patent application in March 2010, and we have other patent applications pending.

Risk Factors

We are a development stage company and have generated only limited revenues to date. You should carefully consider the risks described under the “Risk Factors” section and elsewhere in this prospectus. These risks could materially and adversely impact our business, financial condition, operating results and cash flow, which could result in a partial or total loss of your investment.

Our Corporate Information

Our principal executive office is located at 6101 W. Courtyard Dr., Building 1, Suite 110, Austin, TX 78730. Our telephone number is 512-372-8001. Our website address is www.deepliquidity.com.

The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Common Stock to be sold by the Selling Shareholders	Up to 506,600 shares.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Common stock outstanding	4,222,964 common shares as of March 31, 2010.

Risk Factors	You should read the “Risk Factors” section of this prospectus, beginning at page 8.

SUMMARY OF FINANCIAL INFORMATION

	Year Ended December 31, 2009	Year Ended December 31, 2008	For the period from January 22, 2004 (inception) to December 31, 2009

Revenue
Income	$0	$0	$-

Operating Expenses
General and administrative	755,499	1,092,983	2,273,529
Total operating expenses	755,499	1,092,983	2,273,529

Total operating loss	(755,499)	(1,092,983)	(2,273,529)

Other Income / (expenses)
Investment income	1,153	15,047	16,763
Interest expenses	(129,812)	(71,168)	(200,980)
Total other expense	$(128,659)	$(56,121)	$(184,217)

Net loss	(884,158)	(1,149,104)	(2,457,746)

Basic and diluted loss per common share	$(0.216)	$(0.284)

Weighted average shares outstanding	4,102,434	4,049,868

See accompanying notes to financial statements

RISK FACTORS

An investment in our common stock is subject to a number of risks. You should carefully consider the risks described below together with all the other information contained in this prospectus before deciding whether to purchase our common stock. If any of the following risks occur, our business, financial condition, prospects or results of operations could be harmed. In such an event, you may lose part or all of your investment.

Risks Related to Our Business

The institutional brokerage business is extremely competitive.

The financial services industry generally, and the institutional brokerage business in which we will operate, are extremely competitive and we expect them to remain so for the foreseeable future. We will compete for trade execution services with all of the following entities:

•	block trading desks of the leading investment banks, such as Credit Suisse, Goldman Sachs, UBS and Morgan Stanley;

•	electronic trading desks and associated alternative trading systems established by the investment banks that provide algorithmic, portfolio and other trading services;

•	other electronic trading venues, such as ITG's POSIT, Pipeline, Liquidnet and NYFIX;

•	agency-only institutional brokers, such as Bloomberg Tradebook, BNY Convergex, Instinet and ITG;

•	the various securities exchanges, such as NASDAQ OMX, NYSE Euronext and BATS Exchange, Inc.; and

•	electronic communication networks, or ECNs, such as DirectEdge.

Many of our competitors will have substantially greater financial, technical, marketing and other resources, that will enable them to compete with the services we provide. Many of these competitors offer a wider range of services, have broader name recognition and have larger customer bases. In addition, investment banks have established electronic trading desks that provide algorithmic and portfolio trading services that will compete with our services. We will rely heavily on our intellectual property rights contained in our patents to fend off competitors from attempting to copy us.

If our security measures are breached and unauthorized access is obtained to our system, institutional investors may become hesitant to use, or reduce or stop their use of, our trading marketplace.

Our electronic trading platform will involve the storage and transmission of our members' proprietary information. The secure transmission of confidential information over the Internet and other networks is a critical element of our operations. We plan to develop and implement a detailed process designed to protect the confidentiality of this information, including encryption of trading information and system restrictions on who can access member data, and plan to engage a third-party consultant to conduct an annual review of our system, technology and procedures. Security breaches could expose us to a risk of loss of this information, litigation and possible liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to trading or other confidential information, our reputation could be damaged, resulting in significant liability and loss of confidence in our marketplace. Because techniques used to obtain unauthorized access or to sabotage computer systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual, threatened or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and could cause our members and non-member customers to reduce or stop their use of our electronic trading platform. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Although we intend to continue to implement industry-standard security measures, we cannot be certain that those measures will be sufficient.

Any unauthorized use or disclosure of our members' trading information could result in legal liability and loss of member confidence in our marketplace. In addition, regardless of whether there is any unauthorized use or disclosure of member information, if members believe that the design of our system does not address particular security issues, they could reduce trading in our marketplace, which would adversely affect our operating results.

 We may be unable to protect our intellectual property or may be prevented from using intellectual property necessary for our business.

Our business will rely in part on proprietary technology and the intellectual property that we own. We attempt to protect the intellectual property through patents. We cannot guarantee, however, that any steps to protect against infringement and misappropriation of our intellectual property by third parties will be effective. Furthermore, because legal standards relating to the validity, enforceability and scope of proprietary rights in technology businesses are uncertain and still evolving, we cannot predict the future viability or value of our proprietary rights and those of other companies within our industry. In addition, third parties in non-U.S. jurisdictions could acquire patents covering intellectual property for which we obtain patents in the U.S., or equivalent intellectual property. Third parties in other jurisdictions might infringe on our patents with impunity.

In addition, we are subject to the risk of unknowingly infringing on the intellectual property rights of a third party. For example, there has been a proliferation of so-called "business method patents" applicable to the technology and financial services industries. There has also been a substantial increase in the number of such patent applications filed. Under current law, U.S. patent applications remain secret for 18 months and may, depending upon where else such applications are filed, remain secret until a patent is issued. In light of these factors, it may not be practicable to determine in advance whether our products or services may infringe the present or future patent rights of others. If one or more of our products were found by a court to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the services or to redesign the products or services in such a way as to avoid infringing those patents. If a third party were to bring a claim against us, regardless of the merits of the third-party claim, we would need to bear the expense and uncertainty of litigation. We have received a patent in the United States and one in Japan. The U.S. Patent and Trademark Office has granted approval for a third patent. These patents protect our business methods.

If we do not receive additional funding, we would have to curtail or cease development stage operations.

At December 31, 2009, our cash on hand was $340,709, including $124,844 deposited with Wedbush Morgan Securities for our subsidiary Deep ATS. We will need additional funding to implement our business, operating and development plans. The Company's ability to continue as a going concern is dependent on various factors, including, among others, its ability to raise additional debt or equity financing. There is no assurance that such financing will be available or at terms the Company can meet. To the extent that money is raised through the sale of our securities, the issuance of those securities could result in dilution to our existing security holder. If we raise money through debt financing or bank loans, we may be required to secure the financing with some or all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations. If we fail to raise sufficient funds, we would have to curtail or cease operations.

Our current business development state operations rely heavily upon our key employee and founder, Mr. Sam Balabon.

We have been heavily dependent upon the expertise and management of Mr. Sam Balabon, our Chief Executive Officer, and our future performance will depend upon his continued services. The loss of the services of Mr. Balabon’s services could seriously interrupt our business operations and could have a very negative impact on our ability to fulfill our business plan and to carry out our existing development stage operations. The Company currently does not maintain key man life insurance on this individual. There can be no assurance that a suitable replacement could be found for him upon retirement, resignation, inability to act on our behalf, or death.

Our controlling security holder may take actions that conflict with your interests.

Mr. Sam Balabon beneficially will own approximately 70.09% of our capital stock with voting rights after this offering. In this case, Mr. Balabon will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and bylaws, and approval of significant corporate transactions, and he will have significant control over our management and policies. The directors elected by our controlling security holder will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other security holders to approve transactions that they may deem to be in their best interest. For example, our controlling security holder will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

Our future success will require recruitment of qualified employees.

We will have to increase the depth and experience of our management team by adding new members. Our future success will depend to a large degree on how well we are able to attract and hold on to our key officers and employees. There is no assurance that we will be able to employ qualified persons on acceptable terms. Lack of qualified employees may adversely affect our business development.

We may fail to attract members in a cost-effective manner.

Our business will depend on establishing a customer base in a cost-effective manner. Although we plan to spend financial resources on advertising and related expenses, there are no assurances that these efforts will succeed in attracting members. The financial resources that we allocate to attracting customers may be inadequate. Our sales and marketing methods are subject to regulation by the Financial Industry Regulatory Authority(“FINRA”). The rules and regulations of FINRA impose specific limitations on our sales methods, including our advertising and payments to non-broker-dealers, which could hinder our efforts.

Our risk management policies and procedures may not be effective and may leave us exposed to unidentified or unexpected risks.

Our policies, procedures and practices used to identify, monitor and control a variety of risks may fail to be effective. As a result, we face the risk of losses, including losses resulting from errors, customer defaults, market movements, fraud and money laundering. Our risk management methods will rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods of managing risk will be based on internally developed controls and observed historical market behavior, and will also involve reliance on industry standard practices. These methods may not adequately prevent future losses, particularly as they relate to extreme market movements, which may be significantly greater than the historical measures indicate. These methods also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing technical software or hardware failures.

System and delays could harm our business.

We will receive and process trade orders through a variety of electronic channels. Our execution services will be heavily dependent on the integrity of the systems supporting them. Our systems and operations, and those of our third-party service providers, will be vulnerable to damage or interruption from human error, sabotage, encryption failures, break-ins, intentional acts of vandalism, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems and operations, and similar events. In addition, extraordinary trading volumes could cause our computer systems to operate at an unacceptably low speed or even fail. System failures or delays may occur in the future and could cause, among other things, unanticipated disruptions in service to our customers, slower system response time resulting in transactions not being processed as quickly as our customers desire, decreased levels of customer service and customer satisfaction, and harm to our reputation. If any of these events were to occur, we could suffer:

•	a loss of customers;
•	increased operating expenses;
•	financial losses;
•	litigation or other customer claims; and
•	regulatory sanctions or additional regulatory burdens.

Our business will also depend on the continued reliability of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable Internet services. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the Internet. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage, and our business could be materially adversely affected.

Counterparty defaults could adversely affect our financial condition and operating results.

We will be exposed to counterparty credit risk on trades executed by our members and nonmembers. These parties could default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Volatile securities and credit markets increase our exposure to the credit profiles of our members, which could adversely affect our financial condition and operating results.

We will be dependent on third-party vendors.

We will depend on a number of third-party vendors. In particular, third-party order management systems and execution management systems, or OMSs, with whom we will connect to support reliable interfaces between our system and their respective OMSs. If an OMS vendor fails to perform its support obligations for a particular interface or our members consider a particular interface to be unreliable, these members could reduce or cease their trading on our marketplace.

We will license software from third parties, some of which is integral to our system and business. Continued access to licensed software on favorable contract terms is important to our operations.

We also will depend on various technology vendors for the proper operation of our business. Third-party vendors will provide hosting and connectivity services for our systems globally. If any of these vendors fail to provide proper support, this could result in system downtime and member frustration. We also will be dependent on market data providers providing timely and accurate market data to our members. If these market data providers fail to provide timely and accurate market data, our members might no longer rely on our system and could cease or reduce their participation in our marketplace.

We are dependent on our clearing firm, Wedbush Morgan Securities, and any failures by them or other clearing agents we may use in the future, or difficulties in our relationships with our clearing agents could materially harm our business.

We will be dependent on our clearing firm for clearance and settlement of transactions executed in our marketplace. Our current clearing agreement, and any other clearing agreements we may enter into in the future, may be terminated by either party upon prior written notice. Termination of our relationships with our current or future clearing firms could require us to suspend our business for a period of time as we seek to establish alternative clearing relationships, which could have a material adverse effect on our business. Moreover, we have agreed to indemnify and hold harmless our clearing firm from certain liabilities or claims, including claims arising from the transactions of our members and nonmembers, and may incur significant costs as a result. Also, if our members lack confidence in our clearing firms' ability to settle trades executed in our marketplace, our members could stop or significantly reduce their trading through our marketplace.

Risks Related to the Ownership of Our Common Stock

The offering price of the common stock in our recent private placement was based on past sales.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $4.12 per share was based on our last 33 stock sales. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company, or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

You may experience dilution of your ownership interest because of the future issuance of additional shares of of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued common shares, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 8,000,000 shares of capital stock, consisting of 6,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the price of our common stock. There can be no assurance that we will issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes.

There is no assurance of a public market or that our common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, or any stock exchange, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. There is no assurance that we will remain a public company. We currently are in need of financing. Our next large investor will have considerable influence on our future. In the absence of a trading market, investors may be unable to liquidate their investment. We have located an OTCBB market maker, Spartan Securities Group, Ltd., 100 2nd Avenue South, 300N, St. Petersburg, FL 33701, Telephone (727) 502-0508, Facsimile (727) 502-0858, and they have verbally agreed to make a market in our stock and file the necessary documents with FINRA.

Risks Related to Our Industry

We operate in a highly regulated industry and compliance features could adversely affect our business.

We operate under extensive regulations, which increase our cost of doing business and limit the operations and development of our business. The SEC, FINRA, and state securities commissions regulate us. The securities industry in the United States is subject to extensive regulation covering all aspects of the securities business including:

•	sales methods;
•	trade practices;
•	use and safekeeping of customer funds and securities;
•	capital structure;
•	record-keeping;
•	financing of customers' purchases; and
•	conduct of directors, officers and employees.

Failure to comply with any of the laws, rules or regulations applicable to us, even inadvertently, could lead to adverse consequences including censure, fine, the issuance of cease-and-desist orders, or the suspension or disqualification of directors, officers or employees. Any of these adverse consequences could affect our business. It is also possible that any noncompliance could subject us to criminal penalties and civil lawsuits. An adverse ruling against us or our officers or other employees could cause our subsidiary or our officers and other employees to pay a substantial fine or settlement, and could result in the suspension or expulsion of our officers or employees. Any of these events could have a material adverse effect on our business.

Changes in legislation of regulations may affect our ability to conduct business or reduce our profitability.

The regulatory environment in which we operate may change. These changes may affect our ability to conduct our business and may reduce our profitability. Our activities may be affected not only by legislation or regulations of general applicability, but also by industry-specific legislation or regulations. The SEC, other governmental authorities, FINRA or other SROs may adopt new or revised regulations that affect our business. Changes in the interpretation or enforcement of existing laws and rules by those entities may also affect our business.

Failure to comply with net capital requirements could adversely affect our business.

The SEC, FINRA and other SROs have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Our broker-dealer subsidiary is required to comply with the net capital requirements. If we fail to maintain the required net capital, the SEC could fine us or even suspend or revoke our registration.  FINRA could sanction us by limiting our growth or expelling us from membership. Any of these actions could have a material adverse effect on our business.

As a holding company, we access the earnings of our broker-dealer subsidiary through receipt of dividends from such subsidiary. Net capital requirements may limit our ability to access those earnings.

Risks Relating to Management and Employees

Our business could be harmed if we cannot hire and retain highly qualified personnel.

Our current and future performance depends on our ability to attract and retain highly qualified technology, sales, managerial and other personnel. These people are in great demand, creating intense competition for these employees. Competition for qualified personnel may lead to increased operational costs. Our business could be harmed if we do not succeed in retaining our personnel or attracting new employees.

Employee misconduct or error could harm us by impairing our ability to attract and retain members and subjecting us to significant legal liability and reputational harm; moreover, this type of misconduct is difficult to detect and deter, and error is difficult to prevent.

Employee misconduct or error could subject us to financial losses or regulatory sanctions and could seriously harm our reputation and negatively affect our business. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Misconduct by our employees could include hiding unauthorized activities, improper or unauthorized activities on behalf of members, improper use of confidential information or breach of regulatory requirements. Employee misconduct could lead to legal liability, trading losses, reputational damage and loss of member confidence.

Risks Relating to Regulation

Our business is subject to increasingly extensive government and other regulation that could adversely affect our business.

The financial services industry is extensively regulated by many governmental, regulatory and self-regulatory organizations, including, in the United States, the SEC, or FINRA, and various other regulatory bodies outside the United States, including the U.K. Financial Services Authority, (“FSA”), the Japan Financial Services Agency, the Hong Kong Securities and Futures Commission, the Australian Securities and Investments Commission and the Ontario and other provincial securities commissions in Canada. As a matter of public policy, these regulatory bodies are responsible for safeguarding the integrity of the securities and other financial markets and protecting the interests of investors in those markets. These regulatory bodies have broad powers to promulgate, interpret, investigate and sanction non-compliance with their laws, rules and regulations.

Most aspects of our broker-dealer subsidiary is highly regulated, including:

• the operation of our trading system;

• the way we will deal with members and non-member customers;

• capital requirements;

• financial and regulatory reporting practices;

• required record-keeping and record-retention procedures;

• compliance with trading and market practices, such as trade reporting, short sale and trade through restrictions and stamp tax payment and collection obligations;

• the licensing of our employees; and

• the conduct of our directors, officers, employees and affiliates.

We cannot assure you that we and our directors, officers and employees will be able to comply fully with these laws, rules and regulations. If we fail to comply with any of these laws, rules or regulations, we could be subject to censure, fines, cease-and-desist orders, suspension of business, suspensions of personnel or other sanctions, including revocation of registration as a securities dealer in the United States and other jurisdictions.

Changes in laws or regulations or in governmental policies could have a material adverse effect on our business, financial condition and results of operations. The financial services industry has been and is subject to continuous regulatory changes and may become subject to new regulations or changes in the interpretation or enforcement of existing regulations, which could require us to incur significant compliance costs or cause the development of affected markets and products to become impractical. In 2005, the SEC adopted Regulation NMS, which imposed trade-through and other restrictions on market participants, including us. The SEC continually monitors the operation of the U.S. equity securities markets and could implement further rule changes in the future that could affect our marketplace. In Europe, the November 2007 implementation of the Markets in Financial Instruments Directive in Europe, the (“MiFID”), involved wide-ranging changes to European financial services regulation. In addition, as we expand our business into new geographic markets, we become subject to additional laws, rules and regulations. Changes in regulations specifically applicable to our members and partners also could adversely affect our business. Future legislation or regulation in existing and future markets, and uncertainties resulting from the possibility of legislation or regulation, could adversely impact our business and operations.

Procedures and requirements of the Patriot Act may expose us to significant costs or penalties.

As a participant in the financial services industry we are subject to laws and regulations, including the Patriot Act of 2001, that require us to know our customers and monitor transactions for suspicious financial activities. The cost of complying with the Patriot Act and related laws and regulations is significant. We face the risk that our policies, procedures, technology and personnel directed toward complying with the Patriot Act are insufficient and that we could be subject to significant criminal and civil penalties due to noncompliance. Such penalties could have a material adverse effect on our business, financial condition and operating results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this report, including in the documents incorporated by reference into this report, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management's expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties' individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following forward-looking statements, involve a number of risks, uncertainties (some of which are beyond the parties' control) or other assumptions.

MARKET AND INDUSTRY DATA

In this prospectus, we rely on and refer to information and statistics regarding the industries and the markets in which we intend to compete. We obtained this information and these statistics from various third-party sources and, where appropriate, have indicated such sources. We believe that these sources and the estimates contained therein are reliable. Such information involves risks and uncertainties and is subject to change based on various factors, including those discussed in the “Risk Factors” section of this prospectus.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of common stock by the selling shareholders.

DIVIDEND POLICY

We currently do not pay a dividend on our common stock.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

DILUTION

The common stock to be sold by the selling security holder is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing security holders.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2009 on an actual basis. You should read this table together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

Actual December 31, 2009

Cash (a)	$215,865
Patent	126,632
Total long-term debt, including current portion	$928,267

Stockholders’ equity
Common stock, $0.0001 par value	$4,209
Additional pain-in capital	$1,858,017
Deficit accumulated during development stage	(2,457,746)
Total stockholders’ equity	$(595,520)
Total capitalization	$(595,520)

(a) Amount does not include $124,844 on deposit with Wedbush Morgan Securities for Deep ATS, a 100% wholly owned subsidiary

SELLING SHAREHOLDERS

This prospectus covers shares that were acquired from Deep Liquidity in private transactions exempt from registration under the Securities Act from 2008 to 2010 by the selling shareholders. Most of our selling shareholders acquired their shares in two private placements. In the first private placement in January 2008, the Company issued 1,000,000 shares of common stock at $1.00 per share for gross proceeds of $1,000,000 (the "first private placement"). In the second private placement that began in February 2008, the Company issued 213,452 shares of common stock at $4.12 per share for gross proceeds of $879,420. The issuance of shares to the selling shareholders resulted in aggregate proceeds to the Company of $1,879,420. Although the term “selling shareholders” is used, shareholders are under no obligation to sell. We are registering these shares to increase their liquidity.

The following table presents information regarding the selling shareholders. The table includes:

•	Name.

•	The nature of any material relationship within the last three years between each of the selling shareholders and Deep Liquidity

•	The number of shares of our common stock beneficially owned by each of the selling shareholders prior to this offering.

•	The number of shares of our common stock offered hereunder by each of the selling shareholders, as well as a description of the method of purchase of such shares by the selling shareholders.

•
The number and percent of shares of our common stock beneficially owned by each of the selling shareholders after the offering is complete. This calculation assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering.

Each of the selling shareholders is offering for sale with this prospectus up to the number of shares listed below subject to the limitations described in the section of this prospectus entitled "Plan of Distribution."

	Name	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Registered in the Offering	Footnote		Shares of Common Stock Owned After Offering	Percentage of Outstanding Common Stock Beneficially Owned after the Offering (6)
1	Sam Balabon	2,959,000	0	(1)		2,959,000	70.07%
2	Prakash Patel	500,000	200,000	(2)		300,000	7.10%
3	Mahesh Patel	500,000	200,000	(2)		300,000	7.10%
4	Philip & Margaret Clowes	2,433	1,000	(3)		1,433	0.03%
5	Ronald Allen	9,900	4,000	(3	),(5)	5,900	0.14%
6	James Bell	65,272	26,200	(3	),(4)	39,072	0.93%
7	Jeffrey Lex	4,855	2,000	(3)		2,855	0.07%
8	Jared Prazen	4,854	2,000	(3)		2,854	0.07%
9	Erit McTernan	2,427	1,000	(3)		1,427	0.03%
10	Steve Davis	24,272	9,800	(3)		14,472	0.34%
11	Kip Herriage	12,135	4,900	(3)		7,235	0.17%
12	Mary Joyce Rollins	2,427	1,000	(3)		1,427	0.03%
13	Philip George	5,000	2,000	(3)		3,000	0.07%
14	Charles Lanphire III	2,500	1,000	(3)		1,500	0.04%
15	Karl Bessey	6,068	2,500	(3)		3,568	0.08%
16	Wayne Bustle	4,728	1,900	(3	),(5)	2,828	0.07%
17	Earl R Leslie III	2,500	1,000	(3)		1,500	0.04%
18	Martin Herrera	2,428	1,000	(3)		1,428	0.03%
19	Rodney Ballard	2,500	1,000	(3)		1,500	0.04%
20	Philip Asprodites	2,500	1,000	(3)		1,500	0.04%
21	Thomas Winterburn	2,500	1,000	(3)		1,500	0.04%
22	Paul Geyen	6,068	2,500	(3)		3,568	0.08%
23	Ann McLauren	2,427	1,000	(3)		1,427	0.03%
24	Michael Powell	2,500	1,000	(3)		1,500	0.04%
25	Emily Roeth	2,500	1,000	(3)		1,500	0.04%
26	Steven Roeth	2,500	1,000	(3)		1,500	0.04%
27	James Chenoweth	2,427	1,000	(3)		1,427	0.03%
28	Corrine Collins	2,500	1,000	(3)		1,500	0.04%
29	Spencer Eldred	10,000	4,000	(3)		6,000	0.14%
30	Jamine Rogers	9,709	3,900	(3)		5,809	0.14%
31	Alan Moore	25,000	10,000	(3)		15,000	0.36%
32	Joseph Scott	2,427	1,000	(3)		1,427	0.03%
33	Eric Roy	6,100	2,500	(3)		3,600	0.09%
34	Peter Armstrong	4,855	2,000	(3)		2,855	0.07%
35	Sue Paananen	6,068	2,500	(3)		3,568	0.08%
36	King Aymond	12,000	4,800	(3)		7,200	0.17%
37	Rick Holway	910	400	(5)		510	0.01%
38	Joe Rosen	3,034	1,100	(5)		1,630	0.04%
39	Jeffrey Beamer	1,820	800	(5)		1,020	0.02%
40	Jack Hughes	910	400	(5)		510	0.01%
41	Pete Jenkins	910	400	(5)		510	0.01%

	TOTAL:	4,222,660	506,600			3,716,060

(1) Mr. Balabon, the founder and CEO of the Company, received his shares upon the filing of the State of Delaware Certificate of Amendment of Certificate of Incorporation, dated July 20, 2007. Initially, upon the founding of the Company, Mr. Balabon was issued 1,500 shares. He will not be selling any of his shares in this offering.

(2) Shares acquired in first private placement at $1.00 a share.

(3) Shares acquired in second private placement at $4.12 a share.

(4) Shares acquired in a private sale between our founder and James Bell for $1.00 per share.

(5) Shares acquired for consulting services.

(6) Based on 4,222,964 shares outstanding as of March 31, 2010.

PLAN OF DISTRIBUTION

We are registering the resale of the shares on behalf of the selling shareholders described above. All of these shares will be offered at an initial offering price of $4.12 per share until a market for our shares develops or these shares of common stock are quoted on the OTC Bulletin Board, with sales thereafter occurring at market prices. Such price was determined solely on the basis of the last price at which the Company’s common stock was sold privately. With respect to those shareholders, we will keep this prospectus effective until the earlier of (i) 25 days from the effective date of the registration statement of which this prospectus is a part, or (ii) such time that all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. As used in this prospectus, the term "selling shareholders" includes the pledgees, donees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling shareholders as a gift, pledge, partnership distribution or other non-sale related transfer. Although the term “selling shareholders” is used, shareholders listed as selling shareholders are under no obligation to sell. We are registering these shares to increase their liquidity. The selling shareholders may, from time to time, sell these shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders and any broker-dealers or agents who are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

There is no underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the selling shareholders. If we are notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling shareholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling shareholders.

UNITED STATES TAX CONSIDERATIONS

The following discussion summarizes material U.S. federal income tax consequences to a United States person who acquires our common stock in the sale by the selling shareholders. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder, administrative pronouncements of the Internal Revenue Service (the "IRS") and judicial decisions as of the date hereof, all of which are subject to change at any time, possibly retroactively. There can be no assurance that the IRS will not take a view contrary to that set forth herein that may be upheld by a court. No ruling from the IRS or opinion of counsel has been or will be sought as to any of the matters discussed below.

This summary applies only to an investor who holds our common stock as a capital asset within the meaning of section 1221 of the Code. It does not purport to address all tax consequences that may be relevant to any particular investor or to an investor subject to special tax rules, including certain types of persons subject to special treatment under the Code, including insurance companies, tax-exempt organizations, financial institutions, dealers in securities or foreign currencies, persons holding the notes as part of a hedging or constructive sale transaction, straddle, conversion transaction or other integrated transaction, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities or arrangements, and persons who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts. In addition, the discussion does not address any aspect of state, local or foreign taxation or other federal taxes.

Each prospective investor in our common stock is urged to consult his tax adviser concerning the U.S. federal income tax consequences to him of acquiring and owning and disposing of a common share, as well as the application of state, local and foreign income tax laws and other tax laws.

Purchase from Selling Shareholders

A prospective investor who purchases our common stock in the sale by the selling shareholders will have an initial tax basis in our common stock equal to the purchase price paid for that stock. The investor’s holding period for that common stock will begin on the day after the date of purchase.

Market for Common Equity and Related Shareholder Matters

Our securities are not listed on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings.

When we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock.

SELECTED FINANCIAL DATA

You should read the following selected financial data together with our financial statements and the related notes appearing at the end of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the statements of operations data for the years ended December 31, 2008 and 2009 and the balance sheet data as of December 31, 2008 and 2009 from our audited financial statements included elsewhere in this prospectus. We have derived the statement of operations data for the years ended December 31, 2005 and 2006 and the balance sheet data as of December 31, 2005, 2006 and 2007 from our unaudited financial statements not included in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period, and our results for any interim period are not necessarily indicative of results for a full fiscal year.

	Year Ended December 31
($ in thousands)	2005	2006	2007	2008	2009

Net sales	$-	$-	$-	$-	$-

General and administrative	436	352	141	1,093	755
Total costs and expenses	436	352	141	1, 093	755

Operating loss	(436)	(352)	(141)	(1,093)	(755)

Interest income (expense), net	9	66	28	15	1
Interest expense	37	65	22	71	130
Forgiveness of note to founder	-	-	893	-	-
Net loss	$(464)	$(351)	$759	$(1,149)	$(884)

	Year Ended December 31
	2005	2006	2007	2008	2009
Balance Sheet Data:
Cash	$175	$202	$123	$559	$216
Total current assets	175	202	123	559	217
Total liabilities	841	1,220	576	740	938
Total shareholders' equity	(667)	(1,108)	(452)	(56)	(596)
Working capital (deficiency)	(370)	(632)	41	486	198

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus.

Overview

The Company was incorporated in Delaware on January 22, 2004. The Company is the holding company of Deep ATS, a Texas limited liability company, a broker-dealer and a member of FINRA. The Company has been issued a U.S. Patent, which together with the technology that has been built, positions Deep Liquidity as a leading technology firm in electronic trading of global equities.

We are a developmental-stage company whose primary activities since inception have been devoted to the development of Deep ATS, our trading platform and raising capital, but our focus is changing to developing the market for Deep ATS and beginning operations. The Company’s primary product provides security and privacy in the trading process to the benefit of institutional investors and the broker-dealers who serve them. Accordingly, the financial condition and results of operations reflected in our historical financial statements are not expected to be indicative of our future financial condition and results of operations.

Significant Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based on the accompanying financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. As such, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates and assumptions are subject to an inherent degree of uncertainty. Our management reviews its estimates on an ongoing basis. We base our estimates and assumptions on historical experience, knowledge of current conditions and our understanding of what we believe to be reasonable that might occur in the future, considering available information. Actual results may differ from these estimates, and material effects on our operating results and financial position may result.

Discussion of Financial Results

Comparison of Year Ended December 31, 2009 to Year Ended December 31, 2008

Revenues

We are still a development stage company that has yet to commence revenue generating operations.

Operating Expenses

Our operating expenses were $755,499 and $1,092,983 for the years ended December 31, 2009 and 2008, respectively, for a decrease of $337,484.

Included in our operating expenses for the year ended December 31, 2009 was $241,122 for travel and business development expenses compared to $44,929 for the year ended December 31, 2008, and $198,801 for product development expenses compared to $762,585 for the same period in 2008.

Travel and business development expenses currently consist primarily of travel costs such as flights, lodging and meals relating to marketing and development of our trading platform. Additionally, the increase from 2008 to 2009 in travel and business development is attributable to $12,000 per month paid to Chatsworth Securities LLC from April 2009 to April 2010, relating to capital-raising efforts and introductions of the Company and its investment story to potential investors.

Product development expenses relate to payments to Lab49, an experienced technology consulting firm with advanced solutions for financial services. Lab49 was hired to build the trading platform infrastructure. The decrease from 2008 to 2009 is attributable to less billable hours to Lab49, as our skeleton system was built primarily in 2008.

Other Income (Expense)

Other expenses included ($128,659) and ($56,121) for the years ended December 31, 2009 and 2008.

Net Loss

Net loss was $884,158 and $1,149,104 for the years ended December 31, 2009 and 2008, respectively, for a decrease of $264,946, primarily resulting from product development expenses no longer incurred as described above.

Sources and Uses of Cash

For the years ended December 31, 2009 and 2008, net cash used by operations was $906,064 and $1,297,136, respectively. The negative cash flow at December 31, 2009 resulted from the net loss of $884,158, amortization of $7,856, and expenditures of $9,545 for legal expenses related to our patents. The decrease in accounts payable of $54,651 was primarily due to payment to Lab49 in the amount of $50,000. Accrued liabilities increased $5,190 due to timing differences with accrued salary at year end and an increase in accrued interest in the amount of $1,250 for a note payable to Jim Bell.

The negative cash flow for the year ended December 31, 2008 resulted from a net loss of $1,149,104, amortization of $7,724, patent expenses of $22,792, and an increase in prepaid expenses of $750. In addition to these adjustments, the company’s satisfaction of accrued back pay to employees was the primary factor in a reduction of accrued expenses of $122,245, as well as accounting for most of the remaining difference between the net loss and cash used by operations for 2008.

No cash was used in investing activities for the years ended December 31, 2009 and 2008, respectively. The Company did not participate in any investing activities.

Net cash provided by financing activities for the years ended December 31, 2009 and 2008, respectively, was $563,284 and $1,733,060. During the year ended December 31, 2009, we received proceeds from the sale of common stock of $315,534. Additionally, we received proceeds from shareholders’ loans of $247,750. During the year ended December 31, 2008, we received proceeds from the sale of common stock of $1,733,060. Additionally, we received proceeds from shareholders loans’ of $318,617.

Our future expenditures and capital requirements will depend on numerous factors including: the rate at which we can introduce and sell our electronic marketplace to institutional traders and pension funds; the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and market acceptance of our trading platform and competing technological developments. As we expand our activities and operations, our cash requirements are expected to increase at a rate consistent with revenue growth after we have achieved sustained revenue generation.

Our business does not presently generate the cash needed to finance our current and anticipated operations. We believe we have not raised sufficient capital to finance our operations for the next twelve (12) months.

We expect that our cash used in operations will increase in 2010 and beyond as a result of the following planned activities:

•	The addition of staff to our workforce as needs arise;

•	Increased spending to fully develop and commercialize the trading technology;

•	Increased spending in marketing as our product is introduced into the marketplace; and

•	Increases in our general and administrative activities related to our operations as a reporting public company and related corporate compliance requirements.

BUSINESS

Our Business

We are introducing an electronic marketplace that we believe will become the most efficient venue for institutional investors to trade equity securities and other financial instruments worldwide. Our patented marketplace will bring together institutional investors and dealers of large blocks of equity securities, enabling them to trade with each other directly and anonymously via the Internet on our electronic trading platform.

Current market structure of the world’s stock exchanges provide best bid and offer quotes for stocks they trade in. This form of price discovery is one-dimensional because it only considers price with a single available quantity of shares. What if there are only 100 shares available at the best offer price, but an investor needs to buy 1000 shares or maybe 100,000 shares?  Current market structure provides no solution to this common problem. We are introducing a patented electronic price discovery process that prices shares based on the number of shares needed to be traded. We believe our new price discovery process that adds “size” as a second dimension to the negotiating process will ultimately transform the world’s financial markets.

Our mission is to provide the world’s investors a new form of transparency that reveals the transaction cost (slippage) associated with a trade before committing to trade. We feel this new form of transparency will increase the value of illiquid financial instruments, which will help the economies of the world.

We are suggesting that a new type of market maker should underwrite execution risk for institutional investors in a competitive environment. We believe any new tools that can analyze risk in real time will be well received by the institutional investment community.

Our new market structure allows investors the ability to take almost any quantity of shares of a stock they are considering to buy or sell, and ping the market for a price. They can do this now; however, the number of shares they can trade is limited to the number of shares available at the stock exchanges at any given time. For illiquid stocks, the number of shares available can be as low as 100 shares. Deep Liquidity market structure provides the investor the opportunity to price any size of order beyond what is available in the stock exchanges at any given time.

We believe price discovery processes for trading stocks as well as other financial instruments should occur directly on the desktop of the investor rather than in central hubs such as stock exchanges. Why should an investor go to the market to execute an order when he can have the market come to his desktop and compete for the privilege to fill his order? This is a completely new way of thinking.

According to a February 2010 Bloomberg article, institutional investors pay $28 billion in brokerage commissions annually. The article cited a study that analyzed $7.5 trillion dollars worth of institutional investor orders for transaction costs over a one-year period. They calculated the transaction cost on the difference between the executed stock price that the broker reported to the institutional investor and the price of the stock at the time the broker received the order. This is what we call slippage.

World’s Best Brokers

Broker	loss in percentage terms for the average institutional order handled.
Goldman Sachs	-.275
Bank of America Merrill Lynch	-.327
Morgan Stanley	-.336
Barclays Capital	-.342
JPMorgan Chase	-.342
Investment Technology Group	-.356
UBS	-.363
Deutsche Bank	-.388
Citigroup	-.397
Credit Suisse	-.413

The average percentage transaction cost between all of these brokers was .35%, and this percentage against $7.5 trillion dollars amounts to $26 billion dollars in transaction costs. It was also reported by Forbes magazine in an October 2009 article that high-frequency traders made a $21 billion profit for the year. We feel this $21 billion dollar profit was primarily made off institutional investors revealing their trading intentions to high-frequency trading computers as their orders are entered into the stock exchanges. These block orders are generally entered into the stock exchanges in bits and pieces directly or through a broker. Powerful high-frequency traders’ computers can identify these orders coming into the stock exchanges. When this occurs, the high-frequency trader trades alongside the institutional investor until the institutional investor fills his order. High-frequency traders compete with the institutional investor for orders coming into the market. This competition pushes prices against the institutional investor before he is able to complete his order, which increases his transaction costs. Our new price discovery process solves this problem because it does not require institutional investors to expose their orders to stock exchanges at all.  We feel if our new price discovery process is adopted by the market, transaction costs associated with block orders will plummet.

This is all achieved through two new concepts that we are introducing to the world’s financial markets. The first concept is to dilute institutional investor trading intensions before they are released into the market. We believe no information of any value should ever leave the trading desk of the institutional investor. The second concept is to grant control of the trade execution itself to the party that places the limit order (liquidity provider) and take it away from the party that hits or takes the limit order. We feel the party that steps up and risks capital should control the trade like they do when they trade any other product or service in our society.

Combined, we feel these two new concepts have the potential to completely transform the world’s financial markets and finally give institutional investors an electronic market where they can trade large block orders as easily as they trade the small orders now.

Our goal is to become the first step of every trader takes before working an order. Our pitch to the institutional investor will be, “before you relinquish control of your order to a global broker, you should electronically ping our market for a price to fill the complete size of your order. If any of the quotes we provide to you are acceptable, take one or simply work the order using your traditional methods.”

We feel if our new marketplace takes hold in the market, traditional execution services of global brokers will have a difficult time competing with our electronic marketplace that can efficiently price almost any size of order without giving up any trading intentions of its institutional investor customers.

Our business model is to charge $.01 a share brokerage commission for trades for parties that take liquidity out of our marketplace.  This is about 66% less than the average global brokerage commission rate.  The average daily volume of the U.S. equity markets is over 9 billion shares. If we are able to achieve a percentage of this, we will be very successful. This does not include other markets, such as currency, options, futures and bond trading, that we plan to enter into the future.

Market Structure Comparison

The chart below highlights the difference between Deep Liquidity Market Structure and the Current U.S. Market Structure.  We believe the market center should be the desktop of the institutional investor and not the stock exchange.

We believe Institutional investors will greatly benefit with our new market structure.

•
Institutional investors will no longer have to go to the market to have their orders filled, but rather have the market come to their desktops and compete for the privilege to fill each of their orders. This is a completely new way of thinking that we believe will transform the markets.

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Institutional investors should be able to construct their own capital market on their desktops, thus allowing them to route liquidity taking orders to be matched with limit orders exclusively sitting in their order books. Limit orders that are custom constructed specifically to meet their needs.

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Institutional investors will become less reliant on intermediaries and more self-reliant because they will have an electronic quoting service that they can easily check for block quotes in a new way that does not disclose their valuable trading interest.

•
Institutional investors will be able to premarket the transaction cost associated with almost any size of buy or sell order without leaking any trading interest of any value or committing capital to the transaction.

•	Institutional investors will be able to off load their execution risk of their largest orders to a new type of market maker.

•
Our market structure will significantly increase the liquidity in illiquid stocks. Increased liquidity makes stocks more valuable. We feel our market structure will positively impact any country’s economy that deploys our market structure in their capital markets.

•	Our new market structure will increase the number of public companies because of increased valuations and liquidity in stocks.

•
Illiquid companies will increase their audience of prospective investors because the prospective investors will be able to determine the transaction costs electronically before committing their capital to the investment.

•	Transaction costs associated with block trading could plummet if our new market structure is adopted by the market.

•
Market plunges will decrease with our new market structure because it will reduce the use of algorithms by investors because fewer large orders will be broken up.   The basic concept behind algorithms is to take a large order, break it up into small orders and enter them into the market over time to manage market impact.  Because algorithms only work a portion of an order at any given time, the remaining unfilled portion of the order sits on the sidelines.  This creates an imbalance in latent sell orders over latent buy orders. This supply and demand imbalance distorts prices of stocks and makes prices higher than if supply and demand were in balance in a down trending market. High frequency traders’ computers can identify these imbalances and play the side of the imbalance.  In a falling market, high frequency traders will short stocks and not support the market with buy orders until the imbalance of latent sell orders over latent buy orders reverses itself.  When the market reverses itself the opposite effect occurs.  This is what happened on May 6, 2010 when the market plunged and then quickly recovered.  This phenomenon is very unhealthy for the market because it increases volatility.

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Our new market structure will give institutional investors a new form of transparency that will allow them to know the exact transaction cost associated with different sizes of orders before they commit to trade. Example: An institutional investor needs to sell 1,000,000 shares of IBM just before the market closes. On his desktop, he requests a quote in our marketplace by inputting (1,000,000 shares, IBM) not disclosing if he is buying or selling. Black boxes of broker dealers and quantitative hedge funds immediately send 1,000,000 share buy and sell quotes directly to the institutional investor's desktop. These quotes are displayed to the institutional investor for consideration for 30 to 60 seconds.

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Institutional investors will be able to compete with broker-dealers and quantitative hedge funds for block orders coming from other institutional investors. This will allow them to buy blocks at prices below the market and sell blocks at prices above the market.

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Our new market structure will allow all companies that buy back their stock to purchase more shares with fewer dollars.  We provide a new way for companies to take out block sell orders privately before they are broken up into many small sell orders that simply erode the price of their stock. With our new market structure, big sellers will come into the market and pay a discount to the current price of the stock to get the whole order filled.  Companies will be able to more efficiently defend the price of their stock and receive better fills that are less than the market prices.

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Security dealers, high-frequency traders and quantitative investors will be able to bid directly on order flow coming from institutional investors that traditionally is sent to legacy relationships they have with global banks.

•	We anticipate there will be a resurgence of proprietary trading desks at the global banks. We feel many of the orders and certainly the largest orders will be filled by the global banks.

Historical Timeline

January 2004 - Deep Liquidity, Inc. was incorporated in Delaware.

October 2004 - Deep ATS, LLC was incorporated in Texas.

January 2006 - FINRA grants broker/dealer membership to Deep ATS LLC., a wholly owned subsidiary of Deep Liquidity, Inc.

July 2006 - US Patent and Trademark Office granted the Company a patent.

November 2006 - Our alternative trading system registration with the SEC, which employs our patented business models, went into effect.

January 2008 - The Company contracted with Lab49 to build a trading application.

April 2008 - The Company entered into an agreement with Savvis Communications to host its technology.

April 2008 - The Company entered into a clearing agreement with Wedbush Morgan Securities.  Wedbush Morgan Securities is a leading clearing firm and is a FINRA broker dealer and member of the NYSE.

May 2008 - The Company entered into an agreement with NYSE EuroNext, Inc. to provide data infrastructure for the Company’s trading system.

May 2008 - The Company entered into a Stock Execution Service Agreement with Nunami Services, LLC.   Nunami provides a similar service for the NYSE.
August 2008 - The Company successful completed its first trades between clearing firm Wedbush Morgan Securities and Merrill Lynch.

September 2008 - FINRA and NYSE granted Company permission to print trades to the tape.

September 2008 - The Company entered into a service agreement with NYSE EuroNext, Inc. that allows the trading system to use NYSE infrastructure to access data from the various ECNs and stock exchanges.

April 2009 - Company entered into an agreement with Chatsworth Securities to act as the exclusive placement agent.  During most of this time Stephen Bookbinder, an employee of Chatsworth, served as our Company president.   This agreement was cancelled in March 2010.

April 2010 - Joe Nikolson, president and executive vice president of Bonds.com Inc. joined the Company’s board of directors

Historical Capitalization

January 2005 - 2008 – The Company was funded by our CEO, Sam Balabon.

January 2008 - The Company raised $1,000,000 through a private placement.

February 2008 - The Company offered a second $1,000,000 private placement in which $879,420 is raised.

December 2008 - The Company received a bridge loan of $300,000 from Prakash Patel, a current shareholder in the Company.

June 2009 - The Company received a bridge loan of $100,000 from James Bell, a current shareholder in the Company.

June 2009 - The Company received a bridge loan of $80,000 from Prakash Patel, a current shareholder in the Company.

Plan of Operations

For over one year we developed our current software with Lab49, a leading software developer for the financial service industry. We spent $730,000 with them on this development work. We built a trading platform that was able to connect to the stock exchanges with multiple users and a fully functional user interface. We were able to cross real money trades between our broker-dealer's trading account at Wedbush Morgan Securities and Nunami, a broker dealer that clears with Broadcort, which is a wholly owned subsidiary of Merrill Lynch, which is now Bank of America. Our invention, which utilizes unique ways to execute trades, was reviewed by Merrill Lynch’s compliance department to determine if they would clear and settle such a transaction. They did approve it which resulted in allowing Broadcort, their wholly owned subsidiary, to clear and settle test trades that we conducted in late 2008 and January 2009.

We also printed trades to the tape with our own Market Participant ID (“MPID”) number, which is “HUGE” through ARCA, which is a wholly owned subsidiary of the NYSE Euronext. We had all this functioning from December 2008 to February of 2009. In February of 2009, we had to take our network down due to lack of financing.

When we originally entered into agreements with industry vendors to launch our trading platform in 2008, the costs at that time were the same as anyone trying to start an independent stock exchange. Since that time, a new industry called "high-frequency trading" has emerged.  High-frequency trading businesses use the same technology that drives stock exchanges. New vendors have emerged to support this new industry at much lower costs. Our startup costs going forward to start up and maintain our network will be at a fraction of the cost that it was in early 2008.  We need to fire up our network again and begin a series of stress tests to harden the software that was built at Lab49 so it can handle commercial traffic. We will also have to build out some additional modules of the software, such as FIX connectivity.

Our Intellectual Property

•	Patent Issued: System and method for trading above and below the market (U.S. Patent Number 7,076,461). Issued patent on July 11, 2006.

•	Patent Issued: System and method for trading above and below the market (Japan Patent Number 4464281) Issued patent on February 26, 2010.

•
 Pending Patent (Notice of Allowance Issued on March 25, 2010): System and method for facilitating trading of financial instruments (Serial no. 11-191,046)  USPTO patent pending application filing date of July 28, 2005.

•	Pending Patent: System and method for execution delayed trading (Serial no. 10- 840,378). USPTO patent pending application filing date of May 7, 2004.

•	Pending Patent: System and Method for Block Trading (Serial no. 11/821,988) USPTO patent pending application filing date of June 26, 2007.

Workflow

The diagram below depicts our initial system architecture built at Lab49 which was functional. The black depicts completed work. The red depicts unfinished work.

Pathways to Market

Organize a group of 5-6 U.S. pension funds.

We met with a large government pension fund in March 2010. They manage a stock portfolio of about $50 billion dollars. We estimated that our new market structure, if it were widely adopted by the market between mid 2008 to mid 2009, would have saved their pension fund $173 million dollars in transaction costs. This does not include money that we would have saved them in commissions. They pay $60 million dollars in institutional brokerage commissions annually.

We plan to go on a road show to various pension funds and demonstrate how our trading platform can save pension funds millions of dollars once our trading platform is up and working again. We hope to recruit at least 5 or 6 pension funds that will agree to the launch. We will offer them incentives to participate.

Once we have our launch group of pension fund participants, we will attempt to recruit at least 3 market makers to participate. We have already spoken to some of them. They all have expressed interest in making markets provided we have customers that they can serve.

We will provide market makers a new venue to participate in order flow coming from the most prime buy-side customers.

The business model which we are proposing to pension funds is simple: When a pension fund has a stock to trade, they will enter a partial detail of their order, such as the (symbol and size), into our network. The partial detail will provide only enough information about an order to incentivize market makers to construct quotes for them, but not enough information that has any value to highly sophisticated professional traders’ computers.

Once a partial detail (symbol and shares) of an order is entered into our network, it will hit the servers of the market makers, and the market markers’ servers will respond by transmitting a two-sided quote to the desktop of the pension fund. This should happen in less than a tenth of a second. Quotes will be active for about 30 to 60 seconds, and they will be dynamically pegged to the market according to the market maker’s specifications. Our technology allows the risk associated with filling an order to be directly converted into a service fee. The market makers’ service fee is collected by employing our new market structure and its new types of executions.

The market competes for the lowest service fee to fill the order on the desktop of the pension fund. The service fee is built into the price of the quote. We believe that institutional investors should never show the market any information of any value, but rather show the market partial details of their orders to incentivize the market to come to their desktop and compete for each of their orders in a nonbinding auction process that runs on their desktop.

Provide our technology to a foreign stock exchange.

We would like to build a trading platform to sit alongside a trading system of a foreign stock exchange.  One of the biggest problems with stocks that trade on foreign stock exchanges is that many of them are very illiquid.  We feel our trading platform can increase liquidity in any stock that trades on one of these exchanges exponentially, which makes our technology very valuable to them.

License our technology out.

License the technology to a broker, ATS or stock exchange that has an established customer base.  We would need our trading platform to be considered of industrial grade to any third party that is given the task to review it.  Once we achieved this, we would go on a road show to demonstrate our trading platform to brokers, ATSs and stock exchanges.  One advantage is that customers of more established securities firms could simply click on the online agreement to use our trading platform rather than our Company signing up each firm individually through a written subscription agreement.   We would run the trading system.  Our partner would also be able to run the trading system if they had to.  We would first open the platform up for free trading.  Then, after 6 months to 12 months, we would take control of the trading system and begin to charge a $.01 per share commission.  We also could allow our partner to keep the trading system in house and share revenue.  The best candidates for this would be Wedbush Morgan Securities, Liquidnet, Pipeline Trading, NYSE Euronext, NASDAQ OMX, Goldman Sachs, Bank of America, Morgan Stanley, Barclays Capital, Chase, Investment Technology Group, UBS, Deutsche Bank, Citigroup, Credit Suisse, CBO, Instinet and Citadel.

Organize a group of 3-4 market markers and package them as a single liquidity providing service.

We could attempt to organize 3-4 market makers to offer a combined market-making product to institutional investors through the Company’s trading platform. We would offer functionality to the institutional investor to enter any symbol of a stock into the trading system, and our market makers would respond by giving the institutional investor the highest number of shares that they will automatically make a two sided quote for.   Example:  Investor enters symbol IBM, and the system replies with 500,000 shares.  This means that if he enters an indication of interest (symbol and shares) up to 500,000 shares, he will receive a bid and offer quote for any quantity of shares equal or less than 500,000.

Launch an electronic communication network (ECN) that is supported by our dark/light limit order type.

This idea is quite radical because if our dark/light order type were offered to investors in a general ECN type electronic book or stock exchange offering, we believe all trading participants would use it to add protection to their limit orders because it hides pre-trade interest of limit orders, but at the same time allows limit orders to be advertised to the market.   We believe if most of the pre-trade interest can be removed from a limit order and it can still be effectively advertised to the market, it would unleash a flood of larger orders in the displayed markets.  We feel if our dark/light limit order were widely adopted, displayed liquidity for most stocks would increase by tenfold which would decrease volatility and increase liquidity in the markets.

We were not planning to initially launch a public trading platform that supported the dark/light order type because of the opposition it would receive from the entrenched market participants.  Due to the market plunge on May 6, 2010, this position may change.

Provide cash incentives to incent market participants to subscribe to trading platform.

We would first make the trading platform operational and then recruit a few first-time users to trade on the Company’s trading platform and then announce a rebate program to attract new subscribers to our network.  Bats Exchange (the markets newest stock exchange) got started by giving away $5 million to their new subscribers in the beginning of 2007 through an inverse pricing program where rebates exceed their brokerage commissions.  The idea is to incentivize traders to sign up for the trading system to get a piece of a giveaway.  We could do something similar provided we had the financing in place to underwrite such an effort.

Distribution, Marketing and Advertising

We plan to use order management system (“OMS”) vendors to distribute our product. We have had discussions with the following OMS vendors, and all have verbally agreed to distribute our brokerage service on their networks.

Fidessa - Global execution Management System with over 800 clients. Clients include hedge funds, broker-dealers and asset managers.

Portware - Global Execution Management System with approximately 200 of the world largest asset managers and hedge funds as clients.

Info Reach - Global Execution Management System with over 100 clients. Their expanding client base includes hedge funds, broker dealers and asset manager.

Charles River - Global Execution and Order Management System with over 250 clients. Charles River is used by some of the largest asset managers in the world. They also provide broker dealer connection.

The goal of our marketing programs is to cost effectively attract new customers to our trading platforms, while developing the Deep brand.  Our marketing targets are the institutional trading community, including mutual funds, hedge funds, endowments and pension funds, broker dealers, market makers and banks.  The main marketing efforts will consist of meeting prospective new clients in person at their offices and attending industry trade conferences.

We plan to use public and media relations initiatives to establish ourselves as a trading center destination.  We will use channel partnerships, such as relationships with OMS and financial portals, to distribute our product to new customers.  In addition, we will frequently appear at various industry events such as trade seminars.

Our advertising strategy will focus on the benefits of our trading platform.  Our advertising will be primarily conducted through third-party websites, though we may place print advertisements in financial publications such as Institutional Investor, Traders Magazine and Pension and Investments.  We also plan to advertise on television media.  We believe this component of our advertising strategy will significantly contribute to brand re-enforcement and increase our name recognition in the marketplace.

New Markets

We plan to build trading systems for fixed income instruments, currencies and derivatives.  Most of our trading business methods can be implemented to trade any type of financial instrument as long as the primary means to market the value in any given market is expressed in best bid and offer quotes.

Broker-Dealer Operations

Order Processing

We will receive the majority of our customer orders through industry standard protocols, such as financial information exchange (FIX), the Internet, and private connections.  We aim to provide customers with the best execution of each trade.  We believe we differentiate ourselves from our major competitors by incorporating our unique order types into a state-of-the-art execution process.

Clearing and Custody

We introduce accounts to our clearing agents on a "fully disclosed" basis. This means that the clearing agents hold customer cash and equities in accounts unique to each customer, receive and deliver securities after execution, settle and administer transactions, extend credit for margin and leverage, generate customer statements, arrange for or directly provide any related banking services and perform other back-office functions. We do not rely on our clearing agents with respect to the operation of our website, our real-time account, trade and market data, or our execution routing. We reconcile account and trade information with the clearing agents on a daily basis.

In September 2005, we entered into a clearing agreement with Wedbush Morgan Securities, one of the largest clearing firms of NASDAQ OMX securities.  Wedbush Morgan Securities is regulated by FINRA.  We believe that Wedbush Morgan Securities’ financial position and operational capabilities are very strong.  Wedbush Morgan Securities is subject to SEC and other regulatory requirements, including those imposed by clearing organizations of which it is a member. The financial requirements imposed by such clearing organizations can exceed the financial and other requirements imposed by the SEC.

Credit and Leverage

Under the terms of our clearing agreement, we are responsible if a customer defaults on any obligation owed to our clearing broker. As such, we have input into the margin credit and leverage process and we make decisions regarding credit and leverage levels. We also take responsibility for supervising the risks associated with leverage and we monitor our customers' positions to identify customer accounts that may need additional collateral or liquidation.

Supervision and Compliance

The role of our compliance department is to provide education, supervision, surveillance, mediation and communication review. We will have at all times a FINRA-registered principal with supervisory responsibility overseeing the trading system throughout the trading day.  In addition, many of our employees will have to successfully complete FINRA licensing exams required for registered representatives. Each of these employees will be trained and responsible for complying with securities regulations.

Our anti-money laundering screening is conducted using a mix of automated and manual review and has been structured to comply with recent regulations. We collect required information through our new account process and then screen accounts with two third-party databases for the purposes of identity verification and for review of negative information and appearance on the Office of Foreign Assets and Control, Specially Designated Nationals and Blocked Persons lists.

Technology Systems and Architecture

We place an emphasis on stability, scalability and survivability in all of our technical architecture. We will maintain our servers at two (2) production data centers. Each of these centers will be capable of serving our customers independently in the event of service interruptions to the other data center. Each center will be also linked to the other via redundant communication to minimize the likelihood of a data center being unable to serve customers. We will replicate and synchronize our primary databases, ensuring a current copy of all customer data at each center. Our technology includes encryption and protective features to ensure investor confidence and protect our customers' assets and information. In addition, our servers are load balanced, which prevents the failure of a single server or component from having a significant impact on our customers and allows for the easy addition of servers, resulting in the ability to quickly and cost-efficiently scale our platform.

Subscribers

We expect to admit subscribers to our alternative trading system such as broker-dealers, foreign broker-dealers and non-broker-dealer institutions.  We expect that subscribers will include market makers, other broker/dealers and institutions wishing to execute transactions in listed and over the counter equity securities.  There will be no differences in the ATS functionality offered to various types of subscribers.

Types of Corporate Securities to be traded

We expect to trade the following security types:

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Corporate equity securities that are listed on various U.S. registered securities exchanges including, but not limited to the New York Stock Exchange Euronext. All such securities will be securities that are registered under Section 12(a) of the Exchange Act of 1934.

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Corporate equity securities that trade on the NASDAQ OMX Stock Market System and corporate equity securities that are traded over-the-counter, including the pink sheets and OTC bulletin board. All   securities that are registered under Section 12(a) of the Exchange Act of 1934.

•	We do not intend to trade securities that are not registered under Section 12(a) of the Exchange Act of 1934.

Procedures Governing Entry of Orders

Only subscribers who have executed a subscriber agreement with us will be permitted to enter orders into the System.

System Access

Subscribers will be able access the system using a protected user name and password via the Internet or through a private network connection.  Also, subscribers will be able to integrate their proprietary systems through use of industry standard protocols (such as FIX).

Execution, Reporting, Clearance and Settlement

The System will transmit execution and clearance information to its clearing firm for execution and clearance on a daily basis.

All transactions that are required to be reported to ACT and OATS will be reported directly by the System.

Clearing

We have executed a fully disclosed clearing agreement with Wedbush Morgan Securities.    The clearing firm will provide clearance and settlement services for us in connection with its transactions.  They will hold customer funds and securities for customer transactions not cleared on an RVP/DVP basis.  Additionally, the clearing firm will issue statements and confirmations, and maintain certain books and records as enumerated in the clearing agreement.

Wedbush Morgan Securities is a member of the NYSE and FINRA.  Wedbush Morgan Securities is subject to the full provisions of SEC Rule 15c3-3 (the Customer Protection Rule).  As such, it is responsible for handling, safekeeping, and segregating customer funds and securities in accordance with SEC and SRO rules and regulations and is examined regularly to ensure that such rules and regulations are being followed.

Subscriber Compliance

Subscribers are required to execute subscriber agreements with us, and the Company will provide each user with a subscriber manual and training in the use of the system.  Our designated principal will be responsible for reviewing transactions to determine compliance with the subscriber manual. The designated principal will indicate review and approval by initialing each weekly transaction blotter and any system generated ‘exception’ reports.  The System will have built-in established parameters to preclude unacceptable practices such as over-buying.

Contingency Planning

We will locate our servers in two primary locations. Both locations will have access to backup network connectivity and redundant data feeds.  The databases at each location will be synchronized in real time, such that the secondary site would be up and running immediately in case of hardware or network failure.

To ensure that our contingency plan meets the highest standards of our customers, we will officially review our contingency plan at least quarterly, and more often if material changes to the physical architecture are implemented.

Summary Disclosures about Contractual Obligations and Commercial Commitments

Lab49

On January 24, 2008 Deep Liquidity entered into a contract with Lab49, a New York based software company, to construct the trading platform. Lab49 is a leading premier financial services software developer with numerous years of experience in building applications interfaced with capital markets. As per the contract, Lab49 developed the core matching engine and web interface to provide access to the system for users and vendors. The development was the first phase of the project to facilitate securing further fund raising for the project, after which the system can be upgraded to accommodate a larger number of users. The payment terms of the contract were to make a down payment of $50,000 to secure commitment of the project team, and thereafter pay monthly invoices. The project team consisted of one architect and one senior consultant, who billed $1,600 and $1,400 per day, respectively.  Deep Liquidity made the down payment in February 2008 when the project began and paid invoices billed every two-week period. As of December 31, 2009, The Company has no remaining outstanding bills.

Savvis

As per the agreement, Savvis charged approximately $14,000 per month to host our servers. As of December 31, 2009 the remaining balance of $33,381 has been paid to Savvis. No outstanding bills remain, as we are no longer hosting servers at Savvis.

Wedbush Morgan Securities

Deep ATS LLC, the subsidiary of Deep Liquidity, in December 2005 had entered into a fully disclosed clearing agreement with Wedbush Morgan Securities, a Los Angeles based clearing firm, to carry its customers’ funds and clear transactions. The net capital requirement of Deep ATS is kept in a deposit account with Wedbush Morgan Securities. As of September 30, 2008, this deposit was $124,341. Wedbush Morgan Securities agreed to execute and clear trades for the testing of trading platform. As of December 31, 2009, no dues were pending with Wedbush Morgan Securities.

NYSE Euronext

Effective September 15, 2008, Deep ATS entered into an agreement with NYSE Euronext Advanced Trading Solutions Inc. (NYXATS), which provides software and market data services to financial industry participants to receive real-time market data. As per the agreement, Deep ATS will be billed $1,750 every month, initially for 6 months, which is termed as the testing period. As of December 31, 2009, an amount of $10,500 was due to NYSE Euronext.

NASDAQ OMX Stock Market LLC

On May 28, 2008 Deep ATS entered into an agreement with NASDAQ OMX to receive and distribute market data. As of December 31, 2009, an amount of $6,130 was due to NASDAQ OMX.

Nunami Services LLC

Deep ATS entered into a Stock Execution Services agreement with Nunami Services on August 21, 2008 to execute and route orders. Nunami is affiliated with Selero Inc., which has developed the technology to route orders to various exchanges or market centers for execution.

Chatsworth Securities

On April 20, 2009 we entered into an agreement with Chatsworth to act as our exclusive placement agent. This agreement was terminated on March 19, 2010.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  We currently have no critical accounting policies that require our management to make difficult estimates or judgments affecting reported amounts of assets, liabilities or expenses.

Market Risk

We will have a comprehensive policy implemented in accordance with SRO standards to assess and monitor the suitability of investors to engage in various trading activities. To mitigate our risk, we also continuously monitor customer accounts to detect excessive concentration, large orders or positions, patterns of day trading and other activities that indicate increased risk to us.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and age of officers and director as of March 31, 2010. Our executive officers are elected annually by our board of directors. Our executive officers hold their offices until they resign, are removed by the Board, or his successor is elected and qualified.

Board of Directors

Chairman of the Board
Sam Balabon

Directors
Prakash Patel
Joseph Nikolson

Executive Officers

NAME	AGE	POSITION/INITIAL ELECTION	APPOINTMENT DATE
Sam Balabon	46	Chairman of the Board, President and Chief Executive Officer	January 22, 2004
Eric Denton	25	Chief Financial Officer	August 1, 2009

The Directors will hold office until the next annual meeting of the security holders following their election and until their successors have been elected and qualified. The Board of Directors appoints officers. Officers hold office until the next annual meeting of our Board of Directors following their appointment and until successors have been appointed and qualified.

Set forth below is a description of the recent employment and business experience of our Directors and Executive Officers:

MANAGEMENT

Executive Officers

Sam Balabon, age 46, Chairman of the Board, President and Chief Executive Officer, founded our Company in January 2004. He has over 25 years of experience as an entrepreneur building companies. For the last 12 years, Mr. Balabon has focused his efforts within the financial services industry immersing himself in market structure and equity trading. He is the driving force behind our innovative trading platform. He is the sole inventor and product designer of our trading platform.  He is an advocate of shareholders’ rights, fiduciary responsibility of pension funds and asset managers, and promotes market integrity between institutional firms and broker-dealers. He currently serves as the chief compliance officer of our broker dealer subsidiary and holds all the appropriate FINRA licenses.  He lives in Austin, Texas with this wife and two sons.

Eric Denton, age 25, Chief Financial Officer joined the Company in 2009. He supports the Company’s financial reporting function with FINRA and the SEC as well as assisting with the sales and marketing effort. Prior to joining Deep Liquidity, Mr. Denton worked for Ernst & Young in their Transaction Advisory Services practice, where he performed accounting due diligence on buy-side and sell-side engagements. In addition, he performed assurance and attest functions for companies of various sizes, both publicly traded and privately held. Mr. Denton graduated from the McCombs School of Business at the University of Texas at Austin, where he received both his Bachelor’s of Business Administration and Master’s in Professional Accounting degrees. He is also a licensed Certified Public Accountant in the State of Texas.

Directors

Joseph Nikolson, age 42, is an independent board member.  He is president of Bonds.com Inc. and executive vice president of Bonds.com Group Inc. Prior to joining the company, Mr. Nikolson served as chief growth officer of TradeStation Group Inc. and as President of TradeStation Securities Inc. Mr. Nikolson was appointed chief operating officer of TradeStation Securities, Inc. in 2000 and became President in 2003. From November 1996 to January 1999, Mr. Nikolson served as a principal with Olde Discount Corporation, where his role entailed the direct sales supervision and management of registered representatives in a six-state region. Prior to that time, from 1994 to 1996, Mr. Nikolson was a derivatives analyst with National City Bank and was responsible for overall valuation and risk management of the bank's interest rate swap portfolio and related holdings. Mr. Nikolson received his bachelor's degree in Finance and master's degree in Finance from Cleveland State University. In addition, Mr. Nikolson completed post-graduate research in International Finance at Kent State University, where he also served as a Teaching Fellow in the graduate school of business.

Prakash Patel, age 50, is major shareholder and lender to our Company. He is currently the President/CEO of M&R Enterprise of NY Inc., as well as Vice President of Hemisphere Management, an asset management and ownership company with a portfolio of hotels, restaurants and investment properties. Additionally, Mr. Patel serves on the Chairman of the Board of directors of Hanover Community Bank in Garden City Park, NY, a position appointed since the bank’s inception.

Advisors

Joe Rosen is an electronic trading industry veteran with 25 years’ of experience as an exchange executive, adviser, Chief Information Officer & Quant, author, lecturer, as well as developer and marketer of electronic trading systems. Prior to incorporating RKA Inc. in 2006, he was Managing Director, Trading Technology/Head of Technology Marketing at the New York Stock Exchange, where he developed, coordinated and executed Exchange-wide initiatives – targeted at major sources of order flow and connectivity – to promote NYSE’s trading/technology products.

Jeffrey Beamer is a 25-year veteran of the trading/financial services industry and is co-founder and Partner of Lacerte Capital Partners L.P. and Lacerte Capital Advisors LLC., a Registered Investment Advisor servicing the Hedge Fund and Mutual Fund industry. Jeffrey currently serves as Portfolio Manager and Director of Trading and Research for the firm. Jeffrey carries a series 65 license as a Registered Investment Advisor Representative and is an active member of the Market Technicians Association and the Dallas Chapter of the Security Traders Association. Jeffrey is a University of North Texas Alumnus.

Audit Committee

The Company does not presently have an Audit Committee, and the Board of Directors (the "Board") acts in such capacity for the immediate future due to the limited size of the Board. The Company intends to increase the size of its Board in the future, at which time it may appoint an Audit Committee.

The Audit Committee will be empowered to make such examinations as are necessary to monitor the corporate financial reporting and the external audits of the Company; to provide to the Board the results of its examinations and recommendations derived there from; to outline to the Board improvements made, or to be made, in internal control; to nominate independent auditors; and to provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

Compensation Committee

The Company does not presently have a Compensation Committee, and the Board will act in such capacity for the immediate future due to the limited size of the Board. The Company intends to increase the size of its Board in the future, at which time it may appoint a Compensation Committee.

The Compensation Committee will be authorized to review and make recommendations to the Board regarding all forms of compensation to be provided to the executive officers and directors of the Company, including stock compensation, and bonus compensation to all employees.

Nominating Committee

The Company does not have a Nominating Committee, and the full Board acts in such capacity.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers and persons who beneficially own more than ten percent (10%) of a registered class of its equity securities, file with the SEC reports of ownership and changes in ownership of its common stock and other equity securities. Executive officers, directors, and greater than ten percent (10%) beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us or written representations that no other reports were required, the Company believes that to date, all filing requirements applicable to its executive officers, directors, and greater than ten percent (10%) beneficial owners were met.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of our securities by (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of each class of our voting securities, (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. We believe that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. Unless otherwise stated, our address is 6101 W. Courtyard Dr., Building 1, Suite 110, Austin, TX 78730. The Company's telephone number is (512) 372-8001.

As of March 31, 2010, there were four million, two hundred and twenty-two thousand, nine hundred sixty-four (4,222,964) shares of common stock issued and outstanding.

(1) This table is based on four million, one hundred and seventy-nine thousand, eight hundred and forty (4,179,840) shares of common stock outstanding.

As of the date of this prospectus, we had the following security holder holding greater than 5%:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock Common Stock Common Stock	Sam Balabon Prakash Patel Estate of Mahesh Patel	2,959,000 500,000 500,000	70.09% 11.84% 11.84%
Total		3,959,000	93.77%

Executive Compensation

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below.

SUMMARY COMPENSATION TABLE

NAME PRINCIPAL OTHER	CAPACITIES IN WHICH REMUNERATION WAS RECEIVED	OTHER ANNUAL COMPENSATION
		YEAR	SALARY	BONUS
Sam Balabon	Chairman of the Board, President and Chief Executive Officer	2009	$150,000	$NIL

Compensation of Directors

Directors do not currently receive compensation for their services as directors, but we plan to reimburse them for expenses incurred in attending board meetings.

Stock Incentive Plan

At present, we do not have a stock incentive plan in place. We have not granted any options to directors and officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of the date of this prospectus, other than the transaction described above and the five transactions stated below (1), (2), there are no, and have not been since inception, any material agreements or proposed transactions, whether direct or indirect, with any of the following:

*	Any of our Directors or Officers;
*	Any nominee for election as a director;
*	Any principal security holder identified in the preceding “Security Ownership of Selling Shareholder and Management" section; or
*	Any relative or spouse, or relative of such spouse, of the above referenced persons.

(1) On December 28, 2004, our Founder loaned the Company $218,000 in exchange for an unsecured promissory note.  The note carries an eight percent interest rate and matures on January 1, 2012.

On December 21, 2005, our Founder loaned the Company $60,000 in exchange for an unsecured promissory note.  The note carries an eight percent interest rate and matures on January 1, 2012.

On December 28, 2006, our Founder loaned the Company $66,000 in exchange for an unsecured promissory note.  The note carries an eight percent interest rate and matures on January 1, 2012.

(2)  The Company entered into a loan agreement from Prakash Patel for the amounts of $300,000, dated 12/15/08, and $80,000 dated 6/26/09. Mr. Patel is an 11.85% shareholder in the Company and sits on its Board of Directors.

Transfer Agent and Registrar

Transfer Agent and Registrar: The Company acts as its own transfer agent at this time. When this registration statement becomes effective the company will use for our common stock the services of Island Capital Management, LLC., 100 2nd Avenue South, 705S, St Petersburg, FL 33701, Telephone (727) 289-0010 Facsimile (727) 289-0069.

Shares Eligible for Future Sale

Upon completion of the offering, we will have outstanding four million, two hundred twenty-two thousand, nine hundred and sixty-four (4,222,964) shares of common stock. Of these shares, five hundred six thousand, six hundred (506,600) shares to be sold in the offering will be freely tradable in the public market without restriction under the Securities Act, unless the shares are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

The remaining shares of common stock outstanding upon completion of the offering will be "restricted securities," as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as the exemption afforded by Rule 144.

DESCRIPTION CAPITAL STOCK

General

We are authorized to issue an aggregate number of 8,000,000 shares of capital stock, of which 6,000,000 shares are common stock, $0.001 par value per share, and 2,000,000 shares are preferred stock, $0.001 par value per share.

The securities being offered by selling shareholders are shares of our common stock.

Common Stock

We are authorized to issue 6,000,000 shares of common stock, $0.001 par value per share. Currently, we have 4,222,964 shares of common stock issued and outstanding. As of March 31, 2010, there were 42 stockholders of record of our capital stock.

Holders of common stock are entitled to one vote for each share held, are not entitled to cumulative voting for the purpose of electing directors and have no preemptive or similar right to subscribe for, or to purchase, any shares of common stock or other securities to be issued by the Company in the future.  Accordingly, the holders of more than 50% in voting power of the shares of common stock voting generally for the election of directors will be able to elect all of our directors. As the holder of more than 50% of our Company’s outstanding shares of common stock, our Founder is in a position to control actions that require the consent of stockholders, including the election of directors, payment of dividends, amendment of the certificate of incorporation, bylaws and mergers or a sale of all or substantially all of the assets of our Company. Holders of shares of common stock have no exchange, conversion or preemptive rights, and shares of common stock are not subject to redemption. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

In the event of a liquidation, dissolution or winding up of our company, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

We are authorized to issue 2,000,000 shares of preferred stock, $0.001 par value per share. The preferred stock may be divided into any number of series as our directors may determine from time to time. Our directors are authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly issued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. As of the date of this filing, we do not have any preferred shares issued and outstanding.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding stock options to purchase our securities.

Shareholder Action; Special Meeting of Shareholders; Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our articles of incorporation and our bylaws provide that any action required or permitted to be taken by our shareholders at an annual meeting or special meeting of shareholders may only be taken if it is properly brought before such meeting, and may not be taken by written action in lieu of a meeting. Our articles of incorporation and our bylaws also provide that, except as otherwise required by law, special meetings of the shareholders can only be called by our chairman of the board, our president or chief executive officer or our board of directors. In addition, our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of candidates for election to the board of directors. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the shareholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next shareholder meeting shareholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions also could discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a shareholder, such as electing new directors or approving a merger, only at a duly called shareholders meeting and not by written consent.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Island Capital Management, LLC.

Over-the-Counter Bulletin Board

We intend to apply for approval for our shares of common stock to be traded on the Over-the-Counter Bulletin Board under the symbol “DEEP.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this distribution and offering, there has been no market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this distribution and offering. Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options and warrants or in the public market after this offering, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of equity securities.

Upon the closing of this offering, we will have outstanding an aggregate of approximately 4,179,840 shares of common stock.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In general, under Rule 144, a person may sell shares of our common stock acquired pursuant to this prospectus immediately upon the distribution or purchase of such shares, without regard to volume limitations or the availability of public information about us, if the person is not our affiliate and has not been our affiliate at any time during the preceding three months.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 41,798 shares immediately after this offering; and

•
the average weekly trading volume in our common stock on the OTC Bulletin Board or other national securities exchange during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements, and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement is eligible to resell these shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with the various restrictions, including the availability of public information about us, holding period and volume limitations, contained in Rule 144.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

EXPERTS

Auditor: The financial statements included in this prospectus and the registration statement have been audited by Sam Kan & Company to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

AVAILABLE INFORMATION

We have not previously been subject to the reporting requirements of the Securities and Exchange Commission. We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our securities and us, you should review the registration statement and the exhibits and schedules thereto.

You can inspect the registration statement and the exhibits and the schedules thereto filed with the commission, without charge, in our files in the Commission's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the commission at 100 F Street, N.E., Room 1580 Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

REPORTS TO SECURITY HOLDER

As a result of filing the registration statement, we are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports and other information with the SEC. We will furnish our security holder with annual reports of our financial statements following the end of each fiscal year and quarterly reports containing financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

DEEP LIQUIDITY, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

DECEMBER 31, 2009 and 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Deep Liquidity, Inc.
(A Development Stage Company)
Austin, Texas

We have audited the accompanying balance sheets of Deep Liquidity, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2009 and 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects,  the financial position of Deep Liquidity, Inc. (A Development Stage Company) as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management's assessment of the effectiveness of Deep Liquidity, Inc.’s internal control over financial reporting as of December 31, 2009 and 2008, and accordingly, we do not express an opinion thereon.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to those matters are also described in Note B to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sam Kan & Company
Sam Kan & Company

May 5, 2010

Alameda, California

Deep Liquidity, Inc.
(A Development Stage Enterprise)
Consolidated Balance Sheets

	December 31
	2009	2008
ASSETS

Current assets
Cash and cash equivalents	$215,865	$558,644
Prepaid expenses	750	750
Total current assets	216,615	559,394

Other assets
Patent, net	126,632	124,944

Total assets	$343,247	$684,338

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities
Accounts payable	$17,835	$72,486
Accrued liabilities	10,565	5,375
Total current liabilities	28,400	77,861

Long-term liabilities
Loans from shareholders	910,367	662,617
Total long-term liabilities	910,367	662,617

Total liabilities	938,767	740,478

Stockholders' (Deficit) Equity
Common stock, $0.001 par value; 6,000,000 shares authorized, 4,208,550 and 4,124,866 shares issued and outstanding at December 31, 2009 and 2008 respectively	4,209	4,125
Additional paid in capital	1,858,017	1,513,323
Deficit accumulated during the development stage	(2,457,746)	(1,573,588)
Total stockholders' (deficit) equity	(595,520)	(56,140)

Total liabilities and stockholders' (deficit) equity	$343,247	$684,338

See accompanying notes to financial statements.

Deep Liquidity, Inc.
(A Development Stage Enterprise)
Consolidated Statement of Operations

	Year Ended December 31, 2009	Year Ended December 31, 2008	For the period from January 22, 2004 (inception) to December 31, 2009

Revenue
Income	$0	$0	$-

Operating Expenses
General and administrative	755,499	1,092,983	2,273,529
Total operating expenses	755,499	1,092,983	2,273,529

Total operating loss	(755,499)	(1,092,983)	(2,273,529)

Other Income / (expenses)
Investment income	1,153	15,047	16,763
Interest expenses	(129,812)	(71,168)	(200,980)
Total other expense	$(128,659)	$(56,121)	$(184,217)

Net loss	(884,158)	(1,149,104)	(2,457,746)

Basic and diluted loss per common share	$(0.216)	$(0.284)

Weighted average shares outstanding	4,102,434	4,049,868

See accompanying notes to financial statements.

Deep Liquidity, Inc.
(A Development Stage Enterprise)
Statement of Changes in Stockholders' (Deficit) Equity

	Common Stock
	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Total
Balance, January 22, 2004 (inception)	3,000,000	$3,000	$-	$(368,390)	$(365,390)
Net loss, period ended December 31, 2004				(368,390)	(365,390)

Net loss, year ended December 31, 2005				(463,683)	(463,683)
Balance, December 31, 2005				(832,073)	(829,073)

Net loss, year ended December 31, 2006				(350,975)	(350,975)
Balance, December 31, 2006				(1,183,048)	(1,180,048)

Net income year ended December 31, 2007				758,564	758,564
Balance, December 31, 2007				(424,484)	(421,484)

Net loss, period ended December 31, 2008				(1,149,104	(1,143,854)
Common stock issued for cash	1,124,866	1,125	1,513,323	-	1,514,448
Balance, December 31, 2008	4,124,866	4,125	1,513,323	(1,573,588)	365,344

Common stock issued for cash	76,586	77	315,457	-	315,534
Common stock issued for services	7,098	7	29,237	-	29,244

Net loss, year ended December 31 2009	-	-	-	(884,158)	(884,158)
Balance, December 31, 2009	4,208,550	$4,209	$1,858,017	$(2,457,746)	$(174,037)

See accompanying notes to financial statements.

Deep Liquidity, Inc.
(A Development Stage Enterprise)
Statements of Cash Flows

	Year Ended December 31, 2009	Year Ended December 31, 2008	For the period from January 22, 2004 (inception) to December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(884,158)	$(1,149,104)	$(2,447,246)
Adjustments to reconcile net income to net
cash used by operating activities
Amortization	7,856	7,274	35,313
Issuance of common stock for services	29,244	-	29,244
Decrease (increase) in:
Prepayment	-	(750)	750
Patent	(9,545)	(22,792)	(161,945)
Increase (decrease) in:
Accounts payable	(54,651)	(9,519)	(12,907)
Accrued liabilities	5,190	(122,245)	219,189

NET CASH USED BY OPERATING ACTIVITIES	(906,064)	(1,297,136)	(2,348,102)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-	-

NET CASH USED BY INVESTING ACTIVITIES	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Loans from shareholders	247,750	318,617	701,743
Cash proceed from sale of common stock	315,534	1,414,443	1,862,224

NET CASH USED BY FINANCING ACTIVITIES	563,284	1,733,060	2,563,967

NET INCREASE IN CASH	(342,780)	435,924	215,865

CASH AND CASH EQUIVALENTS, at beginning of year	558,644	122,721	-

CASH AND CASH EQUIVALENTS, at end of year	$215,865	$558,645	$215,865

Supplemental disclosure of non-cash investing and financing activities:
Issuance of 7,098 shares of common stock for professional and consulting services in 2009.	$29,244	$-	$-

Supplemental cash flow Information:
Cash paid for interest	$60,676	$71,168	$-
Cash paid for income taxes	$-	$-	$-

See accompanying notes to financial statements.

DEEP LIQUIDITY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE INCEPTION PERIOD OF JANUARY 22, 2004 TO DECEMBER 31, 2009

1. Organization and basis of preparation

The Company was organized January 22, 2004, in Delaware as a holding company of a FINRA Broker Dealer to operate an Alternative Trading System (ATS). From inception through December 31, 2009, the Company has not begun trading its ATS commercially. The Company will provide equity trading services to institutional customers located throughout the United States and the world.  The Company will clear all customer transactions through a clearing broker on a fully diluted basis.

The financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of the Company's business.  The Company's ability to continue as a going concern is dependent on various factors, including, among others, its ability to raise additional debt or equity financing.  There is no assurance that such financing will be available or at terms the Company can meet.  For the cumulative period since inception through the period ended December 31, 2007, the Company had a net loss and negative cash flow from operations. However, on January 4, 2008, the company received $1,000,000 through a private offering.  This has improved the working capital position of the Company.  In total the Company has thus far raised $1,869,738 and $1,554,282 as of December 31, 2009 and 2008 from a total of 33 independent accredited investors and one non-accredited investor through the sale of the Company’s common shares of stock. Additionally, The Company has raised $480,000 in 2009 in loans from outside shareholders excluding the founder Sam Balabon.

The accumulated net loss during development staged as of December 31, 2008 and December 31, 2009 is $1,573,588 and $2,457,746. Working capital as of December 31, 2008 and December 31, 2009 is $481,533 and 188,215.

2. Significant accounting policies

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries.  All intercompany accounts and transactions have been eliminated.

Reclassification
Certain reclassifications that have no effect on net income (loss) have been made in the prior period financial statements to conform to the current presentation.

Estimates and Assumptions
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles the United States, which requires management to make estimates and assumptions that affect the accounting for and recognition of assets, liabilities, stockholders' equity, revenue and expenses.  Estimates and assumptions are made because certain information is dependent on future events.  Actual results could differ from those estimates.

Per share information
Basic and diluted loss per shares is determined by dividing the net loss by the weighted average shares of common stock outstanding during the period. There are no outstanding stock options or warrants.

Cash and cash equivalents
The Company considers all highly liquid debt instruments with original maturity dates of three months or less when purchased to be cash equivalents.  As of December 31, 2009 and 2008, there was cash in the amount of $215,865 and $558,644 respectively.  The Company maintains its cash in a reputable bank that, at times, may exceed federally insured limits and its brokerage account at a reputable clearing firm.  This amount includes Deep Liquidity and its wholly owned subsidiary, Deep ATS LLC consolidated.

DEEP LIQUIDITY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE INCEPTION PERIOD OF JANUARY 22, 2004 TO DECEMBER 31, 2009

Commissions and Revenue Recognition
The Company plans to derive commission revenues from institutional customer transactions in equity securities.  Commission revenues and related clearing costs are recognized on a trade-date basis.

Intangible Assets
The Company capitalizes all patent expenses, including legal and filing fees. The costs are amortized on a straight-line basis over seventeen years. The intangible asset is tested for impairment on an annual basis.

Other Brokerage Related Revenue
The Company may receive payment for order flow from exchanges and liquidity providers where its customers’ orders are routed.  Payment for order flow is accrued when earned, based on trades generating such payments.

Fixed Assets
Fixed assets consist of furniture, equipment, leasehold improvements and computer software.  Fixed assets up to the maximum annual deduction amount allowed by the Internal Revenue Service are expensed in the year they are purchased.  Fixed assets in excess of this amount are carried at cost less accumulated depreciation and amortization.  Furniture and equipment are depreciated on a straight-line basis over three to seven years. Leasehold improvements are depreciated on a straight-line basis over the term of the lease.

The Company does not currently capitalize costs associated with software developed for internal use based on Statement of Position (“SOP”) 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and other related guidance.  The Company may choose to capitalize these costs in the future, which would include external direct costs of materials and services consumed in developing or obtaining internal-use software and payroll for employees directly associated with, and who devote time to, the development of the internal-use software. Cost incurred in development and enhancement of the software that does not meet the capitalization criteria would be expensed as incurred.  Capitalized costs would be amortized on a straight-line basis over three years.

Security Deposit
The Company provides an escrow deposit with the Company’s clearing agent.  Any interest on these deposits is accrued as earned.

Advertising
Advertising costs are incurred for the production and communication of advertising, as well as other marketing activities. The Company expenses the cost of advertising as incurred, except for costs related to the production of broadcast advertising, which are expensed when the first broadcast occurs.

Loss per Common Share
Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and common stock equivalents outstanding during the period.  As the Company incurred net losses for the years ended December 31, 2009 and 2008, common stock equivalents were excluded from diluted net loss per share, as their effect would be anti-dilutive.  As a result, for all periods presented, the Company's basic and diluted net loss per share is the same.

Stock-Based Compensation
FASB Accounting Codification Standards (ACS) Topic 825, “Compensation – Stock Compensation” (previous guidance Statement of Accounting Standards SFAS No. 123R, “Share-Based Payment”) requires all share-based payments to employees, including grants of employee stock options to be recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).  During the years ended December 31, 2009 and December 31, 2008, the Company did not recognize any of compensation expense associated with stock-based compensation.  Under FASB ACS Topic 825, the expense recognition for variable awards is the same under the intrinsic value and the fair value methods.

DEEP LIQUIDITY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE INCEPTION PERIOD OF JANUARY 22, 2004 TO DECEMBER 31, 2009

As permitted in SFAS Nos. 123 and 148, the Company has elected to continue to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Under APB 25, the Company, utilizing the intrinsic value-based method of accounting, recognizes no compensation expense related to employee stock options as long as options are granted with an exercise price equal to, or greater than, the fair market value of the underlying common stock on the date of grant as determined by management.

Fair Value of Financial Instruments
Financial Accounting Standards Board ("FASB") Statement No. 107, "Disclosure about Fair Value of Financial Instruments," requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized in the consolidated statements of financial condition. Management estimates that the fair value of financial instruments recognized in the consolidated statements of financial condition (including cash, receivables, payables and accrued liabilities) approximates their carrying value.

Use of Estimates
The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions regarding capitalization of internally developed software and other matters affecting the consolidated financial statements and the accompanying notes for the years presented. Actual results could differ from management's estimates.

Income Taxes
The Company accounts for income taxes under the liability method of accounting for income taxes in accordance with the provisions of FASB Accounting Standards Codification 740 – "Income Taxes" (previous guidance Statements of Financial Accounting Standards Codification No. 109, "Accounting for Income Taxes," ("FAS 109") and related interpretations and guidance including FASB Interpretation No.48, "Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109" ("FIN 48"). Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences, and operating loss and tax credit carry-forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

 When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statement of income.

DEEP LIQUIDITY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE INCEPTION PERIOD OF JANUARY 22, 2004 TO DECEMBER 31, 2009

Recently Issued Accounting Pronouncements
On July 1, 2009, the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification™ (“ASC”) became the sole source of authoritative Generally Accepted Accounting Principles (“GAAP”) literature recognized by the Financial Accounting Standards Board for financial statements issued for interim and annual periods ending after September 15, 2009. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. Except for applicable SEC rules and regulations and a limited number of grandfathered standards, all other sources of GAAP for nongovernmental entities were superseded by the issuance of ASC. ASC did not change GAAP, but rather combined the sources of GAAP and the framework for selecting among those sources into a single source. Accordingly, the adoption of ASC had no impact on the financial results of the Company.

In May 2008, FASB issued Financial Accounting Standards No. 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60.” Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. That diversity results in inconsistencies in the recognition and measurement of claim liabilities because of differing views about when a loss has been incurred under FASB Statement No. 5, Accounting for Contingencies.

This Statement 5 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years.

In May 2008, FASB issued Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States (the GAAP hierarchy). This Statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. This pronouncement has no effect on the Company’s financial reporting at this time.

In March of 2008 the Financial Accounting Standards Board (FASB) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133, “Accounting for Derivatives and Hedging Activities.”  SFAS No. 161 has the same scope as Statement No. 133 but requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  SFAS No. 161 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling interests in Consolidated Financial Statements, an amendment of ARB No. 51.”   SFAS No. 160 applies to “for-profit” entities that prepare consolidated financial statements where there is an outstanding non-controlling interest in a subsidiary.  The Statement requires that the non-controlling interest be reported in the equity section of the consolidated balance sheet but identified separately from the parent.  The amount of consolidated net income attributed to the non-controlling interest is required to be presented, clearly labeled for the parent and the non-controlling entity, on the face of the consolidated statement of income.  When a subsidiary is de-consolidated, any retained non-controlling interest is to be measured at fair value.  Gain or loss on de-consolidation is recognized rather than carried as the value of the retained investment.  The Statement is effective for fiscal years and interim periods beginning on or after December 15, 2008.  It cannot be adopted earlier but, once adopted, is to be applied retroactively.  This pronouncement has no effect on this Company’s financial reporting at this time.

DEEP LIQUIDITY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE INCEPTION PERIOD OF JANUARY 22, 2004 TO DECEMBER 31, 2009

In December 2007, the FASB issued SFAS No.141 (revised 2007), “Business Combinations” (“SFAS 141(R)”) and SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”). These standards aim to improve, simplify, and converge internationally the accounting for business combinations and the reporting of non-controlling interests in consolidated financial statements.

The provisions of SFAS 141 (R) and SFAS 160 are effective for the fiscal year beginning April 1, 2009.  The adoption of SFAS 141(R) and SFAS 160 has not impacted the Company’s financial statements.

Except for the adoption of Accounting Standards Codification (ASC), none of the above new pronouncements has current application to the Company, but may be applicable to the Company’s future financial reporting.

3. Notes payable

On December 28, 2004, our Founder loaned the Company $218,000 in exchange for an unsecured promissory note.  The note carries an eight percent interest rate and matures on January 1, 2012.

On December 21, 2005, our Founder loaned the Company $60,000 in exchange for an unsecured promissory note.  The note carries an eight percent interest rate and matures on January 1, 2012.

On December 28, 2006, our Founder loaned the Company $66,000 in exchange for an unsecured promissory note.  The note carries an eight percent interest rate and matures on January 1, 2012.

On January 10, 2008, with the proceeds of $1,000,000 the Company received through a private placement, the cash and liquid securities currently held as our FINRA net capital requirement was replaced by part of the proceeds.  This reduces the Company’s indebtedness to our Founder.   The notes outstanding to our Founder amount to $221,743 at December 31, 2009 and December 31, 2008.

Interest expenses to the loans from the founder were $26,490 and $25,019 for the years ended December 31, 2009 and December 31, 2008, respectively. The accrued interests were $126,104 and $99,614 at December 31, 2009 and December 31, 2008, respectively.

On December 15, 2008 the Company received a secured bridge loan of $300,000 from Prakash Patel, a large shareholder. The loan would carry an interest of 15% per year and would be repaid when the Company raises an additional $5,000,000 of capital. If the Company is unable to raise the capital, 300,000 shares of the Company will be issued to Prakash Patel, which will settle the loan. The loan is secured by the common shares upon Company option conversion.

Interest expenses to the $300,000 loan from Prakash Patel were $45,000 and $947 for the years ended December 31, 2009 and December 31, 2008 respectively. The accrued interests were both $1,972 at December 31, 2009 and December 31, 2008.

On June 1, 2009, the Company received a secured bridge loan of $100,000 from James Bell, a shareholder. The loan would carry an interest of 15% per year and would be repaid when the Company raises an additional $5,000,000 of capital. If the Company is unable to raise the capital, 100,000 shares of the Company will be issued to James Bell, which will settle the loan. The loan is secured by the common shares upon Company option conversion.

Interest expenses to the loan from Jim Bell were $6,250 and $0 for the years ended December 31, 2009 and December 31, 2008, respectively. The accrued interests were both $1,250 and $0 at December 31, 2009 and December 31, 2008.

DEEP LIQUIDITY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE INCEPTION PERIOD OF JANUARY 22, 2004 TO DECEMBER 31, 2009

On June 26, 2009, the Company received a secured bridge loan of $80,000 from Prakash Patel, a large shareholder. The loan would carry an interest of 15% per year and would be repaid when the Company raises an additional $5,000,000 of capital. If the Company is unable to raise the capital, 80,000 shares of the Company will be issued to Prakash Patel, which will settle the loan. The loan is secured by the common shares upon Company option conversion.

Interest expenses to the $80,000 loan from Prakash Patel were $6,250 and $981 for the years ended December 31, 2009 and December 31, 2008, respectively. The accrued interests were both $0 at December 31, 2009 and December 31, 2008.

4. Patents

On January 22, 2004, the Company licensed 100% of the rights of its utility patent application and all of its continuation patent applications and any future trademarks relating to the patent applications that are owned by Sam Balabon for a sum of $22,482.  As part of this licensing agreement, Mr. Balabon has agreed to assign his ownership in these patent applications to Deep Liquidity if and when Deep Liquidity successfully raises a minimum of $1,000,000. Mr. Balabon assigned the ownership of the patent applications to Deep Liquidity on April 18, 2008.

The details of the patents are summarized as follows:

	2009	2008
Patents	$161,945	$152,400
Accumulated amortization	(35,313)	(27,456)
Net	$126,632	$124,944

The Company had amortization in the amounts of $7,857 and $7,274 for the year ended December 31, 2009 and December 31, 2008, respectively.

The Company tested the patents for impairment as of 12/31/08 and 12/31/09 and noted that no impairment was needed.

5. Service Agreement

On January 22, 2004, the Company entered into a service agreement with Intelligent Resources, Inc. (100% owned by our founder).  It was agreed that Intelligent Resources will pay all overhead expenses of Deep Liquidity and bill Deep Liquidity for these services.  Any unpaid invoices owed to Intelligent Resources will accrue at 10% annual rate and are due upon demand.  These services include rent, office equipment and supplies, secretarial and bookkeeping expenses, charges for furniture and fixtures, utilities, telephone, printing and stationery, insurance, publications and subscriptions, service contracts for quotation equipment and news wires, payroll taxes, data processing, travel, entertainment, salaries and expenses of the directors, employees and agents of Deep Liquidity, fees of auditors, accountants, patent attorneys and other professionals incurred in the ordinary course of business, the costs of compliance with regulatory requirements and other administrative and overhead expenses of Deep Liquidity.  From the beginning of January 22, 2004 through June 30, 2007 these expenses with accrued interest amounted to $568,064.

On January 4, 2008, our Founder in his capacity as President of Intelligent Resources agreed to write off these open invoices with interest $568,064 (zero them out) as a concession for the $1,000,000 investment from Prakash Patel and Mahesh Patel.  This did not affect our service agreement with Intelligent Resources, which allows Intelligent Resources to bill for services rendered on behalf of Deep Liquidity from July 1, 2007 going forward.  The only services Intelligent Resources was billing Deep Liquidity for this period were payroll expenses of Ramesh Puranik, our Chief Financial Officer.  This was until his green card application was approved by the INS.

DEEP LIQUIDITY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE INCEPTION PERIOD OF JANUARY 22, 2004 TO DECEMBER 31, 2009

On August 15, 2009, Ramesh Puranik left the Company as a full-time employee but remained as the Company’s FINOP. The service agreement entered into on January 22, 2004 is no longer applicable. The balance as of 12/31/08 and 12/31/09 is zero.

6. Deferred Salary

Commencing January 22, 2004, the Company began accruing an annual salary of $120,000 for its sole officer and director.  The accrued salary carried an interest rate at 10% per annum.  As of December 31, 2004, the accrued salary was $113,226.  As of December 31, 2005, the accrued salary was $233,226. As of December 31, 2006, the accrued salary was $353,226. As of June 30, 2007, the accrued salary was $413,226.

On January 4, 2008, our Founder agreed to waive (zeroed out) his accrued salary of the amount of $413,226 as a concession for the $1,000,000 investment from Prakash Patel and Mahesh Patel. This did not affect our Company’s obligation to pay our Founder’s salary from July 1, 2007 going forward. Also, the Company agreed to accrue interests for years ended December 31, 2009 and December 31, 2008.

As of December 31, 2009 and December 31, 2008, the Company had accrued interest in the amount of $82,520 and $41,260 related to the accrued salary from January 22, 2004 to July 1, 2007, respectively.

7.  The Company’s Subsidiary

On October 19, 2004, the Company incorporated its subsidiary Deep Liquidity, LLC in the state of Texas.

On December 17, 2004, the Deep Liquidity, LLC changed its name to Deep ATS, LLC with the Texas Secretary of State.

On June 13, 2005, the Company’s sole officer, director and founder contributed $200 to the company to open a checking account for its subsidiary Deep ATS, LLC.

On July 22, 2005, the Company’s sole officer, director and founder contributed $145,200 to the Company to fund Deep ATS FINRA net capital requirement for membership.

On November 29, 2005, the Company’s sole officer, director and founder contributed an additional $20,000 to the Company to fund Deep ATS FINRA net capital requirement for membership.

The net capital requirement of Deep ATS is a required minimum amount of net capital Deep ATS must maintain in order to operate as a FINRA member for the type of broker dealer Deep ATS for which it is approved. If at any time Deep ATS net capital falls below the minimum requirement, then it must cease doing business as a broker-dealer.  FINRA requires that any contribution to net capital must not be in the form of a loan.  Our Company’s sole officer and director contributed this paid-in capital in the sum of $165,200. During August 2007, our founder withdrew $60,200 of paid-in capital, and as of December 31, 2009, the net capital outstanding was $ 123,093.

8. Commitments, Contingencies and Guarantees

The Company currently has no commitments or contingencies at this time other than the service agreement with Intelligent Resources, Inc.

Under the terms of a clearing agreement with Wedbush Morgan Securities, the Company introduces its customers' accounts to Wedbush Morgan Securities who, as a clearing broker, clears and carries all customer account activity. As such, the Company is required to guarantee the performance of its customers in meeting their contractual obligations. The Company has agreed to indemnify the clearing broker for losses that it may sustain for the customer accounts introduced by the Company.  The Company believes that it is unlikely that it will have to make material payments under these arrangements, and no liabilities related to these guarantees and indemnifications have been recognized.

DEEP LIQUIDITY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE INCEPTION PERIOD OF JANUARY 22, 2004 TO DECEMBER 31, 2009

9. Common Stock

Consulting Services
The Company issued 7,098 shares of common stock valued at $29,244 to consultants for contracted services rendered for the year ended December 31, 2009. There were no common stocks issued for services during 2008.

Common Stock Issued For Cash
During the year ended December 31, 2009, the Company issued a total of 76,586 shares of common stock valued at $315,534 for cash as shown below:

	Number of	Aggregate
Date of Issue	Shares Issued	Sales Price
2/13/09	2,500	$4.12
2/13/09	2,500	$4.12
2/13/09	2,500	$4.12
3/20/09	2,427	$4.12
6/15/09	2,500	$4.12
7/22/09	5,000	$4.12
8/4/09	25,000	$4.12
9/15/09	2,427	$4.12
9/25/09	9,709	$4.12
10/17/09	5,000	$4.12
12/10/09	6,100	$4.12
12/21/09	4,855	$4.12
12/22/09	6,068	$4.12

During the year ended December 31, 2008, the Company issued a total of 1,124,866 shares of common stock valued at $1,514,448 for cash in the following chart:

	Number of	Aggregate
Date of Issue	Shares Issued	Sales Price
1/4/08	500,000	$1.00
1/4/08	500,000	$1.00
3/6/08	2,433	$4.12
6/12/08	8,700	$4.12
6/12/08	24,272	$4.12
6/12/08	4,855	$4.12
6/12/08	4,854	$4.12
6/12/08	2,427	$4.12
6/12/08	24,272	$4.12
7/18/08	12,135	$4.12
7/18/08	2,427	$4.12
7/18/08	5,000	$4.12
7/23/08	2,500	$4.12
9/19/08	6,068	$4.12
9/19/08	4,000	$4.12
9/19/08	2,500	$4.12
9/29/08	2,428	$4.12
9/29/08	2,500	$4.12
9/29/09	2,500	$4.12
9/29/08	2,500	$4.12
10/8/08	6,068	$4.12
12/29/08	2,427	$4.12

DEEP LIQUIDITY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE INCEPTION PERIOD OF JANUARY 22, 2004 TO DECEMBER 31, 2009

10. Credit Risk

Amounts receivable from Wedbush Morgan Securities are principally for commissions charged to customers and represent a concentration of credit risk. The Company does not anticipate nonperformance by its clearing broker.  In addition, the Company has a policy of reviewing, as considered necessary, the creditworthiness of the clearing broker with which it conducts business.

The Company maintains its cash balances at a financial institution in Austin, Texas.  Accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000 per institution.  The Company’s net capital is held by Wedbush Morgan Securities, and is insured by the Securities Investor Protection Corporation (“SIPC”).  There were no uninsured balances as of December 31, 2009.  Management believes that the Company is not exposed to any significant credit risk on these cash balances.

11. Income Taxes

As the Company did not have any revenues for the years 2004-2009, it did not incur any income tax expenses. In accordance with SFAS No. 109, “Accounting for Income Taxes,” deferred income taxes will be determined using the liability method for the temporary differences between the financial reporting basis and income tax basis of the Company’s assets and liabilities. Deferred income taxes will be measured based on the tax rates expected to be in effect when the temporary differences are included in the Company’s tax return. Deferred tax assets and liabilities are recognized based on anticipated future tax consequences attribute to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases.

At December 31, 2009, the Company had accumulated deficits during the development stage to offset future taxable income. The company has established a valuation allowance equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of the operating losses in future periods.

12. Earnings per Share

The computation of basic EPS is as follows:

	Jan - Dec 09	Jan - Dec 08
Reported net income (loss)	$(884,158)	$(1,149,104)
Weighted Average of shares outstanding	4,102,434	4,049,868
Earnings per Share	$(0.216)	$(0.284)

13. Regulatory Requirements

Deep ATS, LLC is subject to the Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1) under the Securities Exchange Act of 1934 administered by the SEC and FINRA formerly the NASD, which requires the maintenance of minimum net capital.  Under this Rule, Deep ATS is required to maintain net capital of 1/8th of "aggregate indebtedness" or $100,000, whichever is greater, as these terms are defined.

DEEP LIQUIDITY, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
FOR THE INCEPTION PERIOD OF JANUARY 22, 2004 TO DECEMBER 31, 2009

Below is a summary of the capital requirements for Deep ATS, LLC:

	December 31, 2009
	Required Net Capital	Net Capital	Excess Net Capital	Ratio of Aggregate Indebtedness to Net Capital
Deep ATS, LLC	$100,000	$123,093	$23,093	5.59%

13. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the number of shares of our common stock beneficially owned as of December 31, 2009 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each director and (iii) each executive officer.  Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them.

Name/Address of Beneficial Owner	Number of Shares	Percentage of Shares Beneficially Owned

Sam Balabon 6101 W. Courtyard, Bldg 1, Suite 110, Austin, TX 78730	2,959,000 (i,ii,iii)	70.10%
Prakash Patel 48 Bryant Ave. Staten Island, NY 10306	500,000 (i)	11.85%
Estate of Mahesh Patel 3 Falcon Bridge Drive, Pittsford, NY 14534	500,000 (i)	11.85%

14. Related Party Transactions

The Company entered into a loan agreement from Prakash Patel for the amounts of $300,000, dated 12/15/08 and $80,000, dated  6/26/09. Mr. Patel is an 11.85% shareholder in the Company, and sits on its Board of Directors.

For details of related party transactions with the founder, please refer to Note 3 and 6.

15. Subsequent Events

Stock Issuances
Management has reviewed material subsequent events in accordance with FASB ASC 855 "Subsequent Events.” No additional disclosures required.

The Company issued the following Common Stocks after the end of the quarter ended December 31, 2009 and prior to the filing of these financial statements.

The Company issued 12,000 shares of common stock valued at $49,440 for cash, and 2,414 shares of common stock value at $9,946 for consulting services.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.                      EXHIBITS

The following exhibits are included as part of this Form S-1:

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Certificate evidencing shares of Deep Liquidity common stock
10.1	NASD letter to conduct business as an ATS
10.2	Jim Bell and Prakash Patel Notes
23.1	Consent of Independent Registered Public Accounting Firm
24.1	Articles from various publications
____________

*	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

ITEM 17.                      UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

39

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned; thereunto duly authorized, in Austin, Texas is 6st, day of May, 2010.

DEEP LIQUIDITY, INC.

By: /s/ Sam Balabon
Sam Balabon
President and Chief Executive Officer By: / s/ Eric Denton Eric Denton Chief Financial Officer

40